SUMMARY REPORT ON THE
                                OPAL OCCURRENCE
                                  WITHIN THE
                             EWER - KLINKER CLAIMS,
                            BRITISH COLUMBIA, CANADA





















                               DR. ROBERT R. COENRAADS
                              CONSULTANT GEOLOGIST FOR
                            CANADIAN NORTHERN LITES INC.

                                    20 JULY 1997


                                 TABLE OF CONTENTS




Summary                                                               1


Scope                                                                 2


Introduction                                                          2


Description of the Opal found within the Ewer Klinker Claims          2


Geological Setting of the Okanagan Opal Deposit                       3


Vertical Zonation within the Opal Deposit                             4


Definition of the Area and Volume Containing Precious Opal            4


Calculation of Estimated Economic Potential                           4

      (a) Calculation 1                                               5

      (b) Calculation 2                                               6


Reasons for Limiting the Depth Estimate                               6


Conclusion                                                            7


Bibliography                                                          8


Figure 1: The Okanagan Opal Deposit                                   9

                   SUMMARY REPORT ON THE OPAL OCCURRENCE WITHIN
                THE EWER - KLINKER CLAIMS, BRITISH COLUMBIA, CANADA


                            DR. ROBERT R. COENRAADS
                                 20 JULY 1997


Summary

In light of the exploration to date, it is impossible to determine how much opal may be contained in the Ewer Klinker claims or the surrounding areas. Okanagan Opal Inc. have conducted bulk sampling programmes within the area bounded by the Discovery, Bluebird and Caramel zones during the 1994, 1995 and 1996 summer field seasons. Grades of between $140 and $380 per tonne (based on an expected gross retail market value of $125,000 - $175,000 from 530 tonnes sampled) were recovered during the 1994 and 1995 seasons, and higher grades are expected from the 1996 bulk sample, although this material remains largely unprocessed. These grades represent an average value for the total bulk sample taken each year, as detailed records of the grades from individual pits have not been kept.

Okanagan Opal Inc. have attempted an economic assessment of an area measuring 250 by 80 metres containing the bulk sampled zones (Figure 1). These numbers suggest a potential gross value for the deposit of $99 - $126 million and a net value of $20 $25 million (Downing, 1996 April 24). The greatest untested parameter in the calculation of these figures is the assumption that the grades of the opal continue unchanged in depth as long as the rock type remains the same, and this depth was calculated to be some 30 metres.

Based on the assumptions that opal deposits are, at best, thin planar bodies controlled by some physical and/or chemical interface, it is appropriate that only the depth currently exposed in the bulk sampling pits should be used, that is a number of about 1.5 to 3 metres. Using this depth multiplier yields values of 5% to 10% of those proposed by 001.

To date, all bulk sampling has been carried out in weathered rock. The uncovering of fresh rocks at the base of the 1477 Open Cut of the Discovery Zone highlights the need for the bulk testing of this material before any attempt is made to include it in a resource estimate.

Traces of opal have been observed within the Ewer Klinker claims, outside the defined area, but these have not yet been bulk sampled (Downing, 1996 April
24). Also, rock types similar to those containing opal have been mapped in an airphoto study (Mollard et al., 1996 May; Yorke-Hardy, 1996 June 7). Whilst interesting, these observations remain untested and cannot be considered in the economic assessment of the property.

Scope:

The aim of this study was a comprehensive review of all material available to the author for the purpose of providing the Board of Canadian Northern Lites Inc. with the necessary information to allow a reasonable decision to be made as to the exercise of the option to increase the company's interest in the Okanagan Opal Deposit from the present 20%.

The Okanagan Opal Deposit is defined as the claims held by Okanagan Opal Inc. and Canadian Northern Lites Inc., known as the Klinker - Ewer claims. The work carried out to date is mainly concerned with the Klinker I and 2 claims.

The author completed limited fieldwork consisting of three days on the Klinker claims, mainly within the area bounded by the Discovery, Bluebird and Caramel Zones (Figure 1). This included physical examination of the exposed outcrop and the stockpiles of opal-bearing rock removed from the open cuts.

The following report consists of a selected extracts from studies carried out by various authors on the Okanagan Opal Deposit (see the bibliography for a list of work carried out between 1992 and 1995). The extracts contained herein are considered pertinent to the assessment of the size, grade and value of the opal deposit.


Introduction

The Okanagan Opal Deposit, also known as the Klinker Deposit, is located some 30 Kilometres northwest of Vernon in south central British Columbia, Canada (lat: 50' 21.5'N long: 119 34'E; Westwold 82L/5 1:50,000 map sheet). The deposit is located in the Okanagan Kamloops Tertiary basin, one of a number of Tertiary basins in British Columbia known to be opal bearing (Simandl et al., 1996). The Okanagan Opal Deposit is the first precious opal deposit in Canada being bulk tested by mechanical means (Simandl et al., 1996).


Description of the Opal found within the Ewer Klinker Claims

"The opal found thus far in these claims has been of several types. The thin seams of precious opal (I to 3 millimetres thick) in volcanic rock is correctly termed "boulder opal". Most of these seams are clear crystal, but some are white opal. The seams have been somewhat irregular, opening and closing quickly. Thus, stones cut from these seams exhibit a mixture of precious opal and matrix on their face. The greater the opal in the face of the stone, the more attractive and thus the more valuable the opal will be. This type of opal has been actively cut and marketed to the Vernon tourist market over the last year with substantial success. (Downing, 1996 April 24, para.4 page 4)

"The most valuable opal is found as nodules of solid precious opal. Most of the nodules found thus far are transparent or translucent. The transparent nodules with play of colour are called "crystal" opal and can be very valuable if of high quality. The translucent variety is called "semi-crystal" and has slightly less market value". (Downing, 1996 April 24, para.2 page 5)

"The precious opal nodules of this claim have a light orange base colour but vary from almost no color to dark orange. Again this opal has its own character, but when cut as solid cabochons, is most similar in appearance to the Mexican opal. A limited number of these nodules have been found over the last few years, but areas with known concentrations have been identified and will be mined in the near future". (Downing, 1996 April 24, para.3 page 5)

"The third main type of opal found on the claims is a transparent opal with a yellow to orange base color. While this is not precious opal because it does not have a play of color, it has substantial economic potential. Faceted stones of this type are most similar to the non-precious opal found in Mexico and commonly termed Mexican Fire Opal". (Downing, 1996 April 24, para.4 page
5)

"In addition to these types of opal, a large volume of yellow and white common opal and gray and white agate have been found. The quality of the material found to date suggests little commercial value for this material". (Downing, 1996 April 24, para.5 page 5)"

Geological Setting of the Okanagan Opal Deposit

"Opal appears to be stratabound and is found both above and below interbedded lenses of ash, lapilli tuff exposed in west dipping, sub-horizontal, undulating lahar units of which five lithologies were recognized during section and plan mapping of the Bluebird, Discovery and Caramel zones. As well as filling vesicles, the opal appears to form as an interstitial flooding where silica solutions are "ponded" around clasts within the lahars that act as possible damming fronts at or near, the intersection of sub-vertical major fault related structures and fracture sets that cut through the contact margins between the lahars and sediments. Significant fracture fillings of precious opal were extracted at the top of a prominent ash/lapilli tuff horizon, just below the bottom contact of common opal bearing lahars, in the Discovery Zone". (Callaghan, 1997, Feb. 14, para. I page 3)

"Similarly, precious opal was also found to occur within lahars in contact with adjacent ash/lapilli sediments in both the Caramel and Bluebird excavated zones. At the Caramel Zone, two distinct lahar flows exist, one above and the other below fresher ash/lapilli tuff sediments. precious opal was located both above and below the ash/lapilli tuff sediments which suggests that additional precious opal could possibly form adjacent to deeper sequences of sediment lenses in those lahars which are matrix supported and clast supported flows". (Callaghan, 1997, Feb. 14, para.2 page 3)

Vertical Zonation within the Opal Deposit

"Those cavities that are more abundant along 340 degree structures, that are possible solution channels, are sealed by a zeolite coating that lines the margins of abundant void spaces above solution cavities that are infilled with both horizontally banded agate and white common opal or jelly and white common opal. Jelly and opaque opal with a variety of base colours appears to form below the white common opal level that acts as a marker horizon. Precious opal appears to be concentrated as fillings below the white common opal marker horizon which is void of zeolites. Zeolite fillings found more abundantly closer to the surface in the exposed surface in the exposed faces at the Discovery, Bluebird and Caramel zones may be related to intense surficial weathering processes". (Callaghan, 1997, Feb. 14, para. I page 3)

"Of significance is the exposure of fresher rock in the floor of the excavated areas within the Discovery Zone. These possible mafic rich debris flows appear to overlay and drape over fine to coarse, sandy, dark green to blackish matrix and clast material, that underlies the sandy yellow matrix lahars. They appear less weathered and less altered, more massive, with less vesicular, more tightly packed clasts. Translucent blue-grey common opal occurs as fracture fillings in this lower unit which suggests opal formation may occur at depth below the main opal bearing lahars and sediments as previously noted". (Callaghan, 1997, Feb. 14, para. I page 4)


Definition of the Area and Volume Containing Precious Opal

"The area of exploration (see Figure 1) has a surface area measuring 280 metres by I 10 metres. The inferred thickness of the lahar units that produce the opal is 30 to 35 metres. With an average measured strike length of 250 metres, a calculated thickness of 30 metres, an assumed width of 80 metres and finally using a factor of 0.33 cubic meters per ton, it is inferred that some 1.8 million tons of lahar, volcanic debris flow, material is contained in this 'proven' area. Of the 20,000 to 30,000 square meter surface area, a total of 7,150 square metres have been stripped. Of the stripped area, approximately 2,000 to 2,100 square metres is known to contain precious opal and is assumed to be potentially economic. This indicates that some 28% of the stripped area contains precious opal. This suggests that 5% to 10% (2,000 square metres) of the area encompassing the four main zones contains some precious opal. This also suggests that some 90,000 to 180,000 metric tons of precious opal bearing rock could occur within this 'proven' area". (Downing, 1996 April 24, para.3 page 6)


Calculation of Estimated Economic Potential

"Any estimate of the economic potential of this property at this time is necessarily speculative. However, the efforts of Okanagan Opal, Inc. to date gives us a fairly sound foundation for estimating the economic potential of the "proven" area". (Downing, 1996 April 24, para.2 page 12)

"It is estimated that the finished area of the opal from the 1994 test mining operation is in the order of $30,000 to $50,000. This suggests a gross value of $139 to $232 per ton for the 215 tons of opal bearing material sampled". (Downing, 1996 April 24, para.3 page 12)

"The bulk sample results of 1995 confirm that selective mining will generate greater return per ton and thus more profit. Based on an estimated production of 1,200 to 1,500 stones and a retail value of $80 per stone, a gross retail value of $95,000 to $120,000 was estimated for the 1995 bulk sample. Therefore, since approximately 52 tons of opal ore was sampled, it suggests a gross value of $1,827 to $2,307 per ton of selected opal bearing material. Alternatively, this estimate represents a gross value of $301 to $381 per ton for the full 315 tons excavated during the 1995 bulk sample; with a waste to opal ore ratio of approximately 6 to 1. These values are conservative since sales to date at the retail shop have averaged $91 (Cdn) per stone" (Downing, 1996 April 24, para.5 page 12)

"Using the 1995 values of $300 to $380 per ton, and a waste ratio of 6 to 1, it can be estimated that the opal ore content of the "proven" zone may be 333,000 tons. At a value of $300 to $380 per ton, the estimated gross value of the "proven" area is between $99.9 million and $126.5 million. Experience to date suggests that mining, processing and retailing costs are approximately 80% of gross value. This suggests a net profit of form $19.98 million to $29.30 million for mining the "proven area". Additional profit would be added for jewelry findings and for specimens in a vertically integrated operation. (Downing, 1996 April 24, para.5 page 12)

(a) Calculation 1: The calculation of grade, tonnage and value by Downing (1996, April, 24) of the rectangular shaped area (Fig 1) was determined as follows:
      length of area         (l)                250 metres
      width of area          (w)                80 metres
      surface area           (s = l x w)        20,000 square metres
      assumed depth          (d)                30 metres
      volume                 (v = l x w x d)    600,000 cubic metres
      assumed rock density   (SG)               3.03 tonnes per cubic metre
      tonnage                (t = v x SG)       1,800,000 tonnes
      opal bearing surf area                    2,000 to 2 100 sq. metres
      tonnage opal bearing                      333,000 tonnes
      (using stripping ratio of 6: 1
      value per tonne of opal ore               $300 - $380 per tonne
      (based on 1995 bulk sample)
      deposit gross value (min. case) (333,000 x $300)     $99,900,000
      deposit gross value (max. case) (333,000 x $380)     $126,500,000
      deposit net value (min case) (20% of gross)          $19,980,000
      deposit net value (max case) (20% of gross)          $25,300,000
Notes:
It is not clear how the 6:1 stripping ratio can be applied over the total area and to a depth of 30 metres, however as a result of this the tonnage of opal bearing material "opal ore"
                                      5
has been boosted from 90,000 - 180,000 tonnes, stated in the area and volume calculations, to 333,000 tonnes. It would be more appropriate to continue to use the estimates based on 5% to 10% of total area.

It must be noted that a value of $300 - $380 per tonne has been used in the calculations. This is a maximum value, and not the average value based on all bulk samples to date within the 250 x 80 metre area (Figure 1). The average figure for the two years of bulk sampling is $235 to $320 per tonne; based on an expected total gross retail return of $125,000 to $170,000 from the 530 tonnes sampled during the 1994 and 1995 field seasons.

An assumed depth of 30 metres has been used when only 1.5 to 3 metres has been shown to be opal bearing, i.e. the maximum excavation depth in the mining pits.

(b) Calculation 2: Using the modified parameters, the recalculated numbers give:

      assumed depth        (d)             1.5 metres        3.0 metres
      volume               (v = I x w x d) 30,000 cu. m      60,000 cu. m.
      assumed rock density (SG)            3.0 tonnes/cu. m  3.0 tonnes/cu. m.
      tonnage              (t = v x SG)    90,000 tonnes     180,000 tonnes
      opal bearing surf area               2000-2100 sq. m   2,000-2100 sq. m.
      tonnage opal bearing (ot = 10% oft)  9,000 tonnes      18,000 tonnes
      value per tonne of opal ore          $235 - $320       $235 - $320
      (based on all bulk samples)
      deposit gross value (min.)   (ot x $235)       $2,115,000  $4,230,000
      deposit gross value (max.)   (ot x $320)       $2,880,000  $5,760,000
      deposit net value (min case) (20% of gross)    $423,000    $846,000
      deposit net value (max case) (20% of gross)    $576,000    $1,152,000

Reasons for Limiting the Depth Estimate

It appears that the Okanagan Opal Deposit is conforming to many of the mineralization constraints seen in the Australian opal deposits. Australian deposits can be considered as 2-dimensional surfaces, called "levels', associated with either a permeability barrier such as a shale-sandstone interface or a water table surface. Two factors are required for the precipitation of opal; a suitable physical environment (porous and permeable host rocks with a permeability barrier) and a suitable chemical environment (for the precipitation of ordered silica spheres). Therefore, only under extremely favourable circumstances are there more than one or two economic levels of opal mineralization. Factors suggesting that this may also be the case at the Okanagan Deposit are discussed by Callaghan (1995, 1997), hence great caution must be used in applying the 30 metre depth estimate to the resource evaluation:

1. The recognition of the relationship of opal mineralization to sedimentary stratification; "The greatest concentration of precious opal forms above the interbedded stratified tuffaceous sandstone within the lahars" at Discovery and "similar conditions for the structural control of precious opal are found at the
                                      6

    Bluebird zone. At Caramel, "the opal is hosted in similar lahars as at the Bluebird zone and overlie stratified tuffaceous sediments" (Callaghan
    1995).

2. The recognition that there is a stratification of the silica mineralization within the deposit which appears to relate to depth below the present surface (weathering related?) rather than to position within individual lahar units. "White common opal tends to from above the main precious opal and acts as a marker horizon" (Callaghan, 1995). "Precious opal appears to be concentrated as fillings below the white common opal marker horizon which is void of zeolites". (Callaghan, 1997)

3. The recognition that the weathering profile may be playing a role in the mineralization sequence. "Zeolite fillings found more abundantly closer to the surface in the exposed surface in the exposed faces at the Discovery, Bluebird and Caramel zones may be related to intense surficial Weathering processes" (Callaghan, 1997).

4. The recognition that the base of the weathering profile may have already been reached at a depth of 1.5 - 2 metres. Although translucent blue-grey common opal and precious opal was found at the very top of the unweathered unit, there is still the question as to whether precious opal mineralization will extend a significant distance into the fresher, less porous rocks. "Of significance is the exposure of fresher rock in the floor of the excavated areas within the Discovery Zone. These possible mafic rich debris flows appear to overlay and drape over fine to course, sandy dark green to blackish matrix and clast material, that underlies the sandy yellow matrix lahars. They appear less weathered and less altered, more massive, with less vesicular, more tightly packed clasts" (Callaghan, 1997). Even if precious opal does extend into this unit, bulk sampling must be carried out to determine the grade.

5. The recognition of the need for drilling or deeper bulk sampling to confirm the 30 metre depth estimate. "Deeper excavation work and future drilling will be required in order to provide information on the vertical extent of the precious opal bearing rocks in these major zones and would aid in trying to determine; if precious opal forms in other parts of successive sub-horizontal beds; the thickness of these beds overlying older brecciated andesites/basalts and; the extent and volume of the opal bearing ash/tuffaceous sediments and lahars" (Callaghan, 1997).


Conclusion

Further work is needed on the Okanagan Opal Deposit to allow an adequate resource estimate to be made. Most importantly, deeper excavation or drilling is needed to determine the depth extent of precious opal bearing rocks. Until such time, only the vertical thickness exposed in the bulk sampling pits should be used in any calculations. Secondly, the bulk testing results need to be determined as separate calculations for each opal bearing zone, rather than as an average figure, in order to substantiate the application of these results over the entire 250 x 80 metres selected area.

AUTHOR                        DATE             TITLE

Downing P.B.                  1992             Opal Identification and
                                               Value. Majestic Press,
                                               Tallahassee, Florida.
                                               200 pp plus glossary.
Downing P.B.                 1993, February    Okanagan Opal.
                                               Lapidary Journal
Yorke-Hardy R.W. and Downing 1993, October 11 Okanagan Opal, property and product development project
                                               (Canada's first precious
                                               opal deposit)
Thorne S.                    1994, January 9   Fire in the Mountain.
                                               A interesting rock formation
                                               near Vernon surrenders its
                                               treasures: opals. Okanagan
                                               Sunday January 9, 1994.
Whitfield D.                 1994, August 21   Active opal mine in north
                                               Okanagn. The Morning Star,
                                               Sunday August 21, 1994
Downing P.B.                 1994, October     Now fire in British Columbia.
                                               A new world-class opal find.
                                               Rock and Gem p.44-46.
Downing P.B.                 1994, October     Paul Downing's Opal Market
                                               News vol.1 no.2 Majestic
                                               Press, Inc.
Yorke-Hardy R.W.             1996, February 20 Okanagan Opal Inc. Klinker
                                               Property. Technical report on
                                               the property exploration and
                                               development and preliminary
                                               product and property
                                               evaluation, 1994 programme
Yorke-Hardy R.W. and Yorke-H 1995, March 31   "Okanagan Opal" Business Plan,
                                               property & product development
                                               and marketing plan. Five year
                                               plan (April 1, 1995 to
                                               December 31, 1999) - papered
                                               for Okanagan Opal Inc)
Handschuh D.                 1996, July 6      Opal find has big potential.
                                               Deposit said to be one
                                               of biggest in Canada. Vernon
                                               Daily News, Wednesday July 5,
                                               1996.
Downing P.B.                                   Cutting Okanagan opal
Downing P.B.                 1996, October     A worldwide opal shortage?
                                               Buyers and miners just can't
                                               get enough. Rock and Gem
                                               vol.25 no. 10.
Downing P.B.                 1996, October 3   Evaluation of the market
                                               potential of Okanagan opal.
                                               A report prepared for Barry
                                               Florence, Dakota Mining &
                                               Expliration Ltd

Callaghan B.                 1996, October 4   Preliminary report on results
                                               of 1996 mapping program on the
                                               Klinker Claims. Report
                                               prepared for Okanagan Opal Ltd.
Awram D.                     1998, April       The characteristics mid
                                               formation of opals from the
                                               Klinker deposit, Vernon
                                               British Columbia. Honours
                                               Thesis, Department of
                                               Geological Science
Downing P.B.                 1996, April       Paul Downing's Opal Market
                                               News, vol 3, no.1, Majestic
                                               Pro", Inc.
Yorke-Hardy R.W.             1996, April 9     Okanagan Opal Inc. Klinker
                                               Property. Report" on geological
                                               mapping and bulk sampling as
                                               part of the 1996 exploration
                                               and development program
Downing P.B.                                   1996, April 24 The economic
                                               potential of the Klinker and
                                               Ewer opal claims. Prepared for
                                               Canadian Northern Lites.
Penner L.A. and Mollard J.D. 1996, May         Airphoto study of the Klinker
                                               Property and surrounding area
Yorke-Hardy R.W.             1996, June 7      Airphoto summary study,
                                               Klinker Ewer property
Ramburan D.                  1996, August      Canadian Northern Lites
                                               promotional material
Simandl G.J., Hancock K.D.,  1996              Klinker precious opal deposit,
                                               south central British
                                               Columbia. Geological
                                               Fieldwork 1997-1
Callaghan B.                 1997. Jan 14      Preliminary report on results
                                               of 1996 geological studies
                                               on the Klinker claims. Report
                                               prepared for Okanogan Opal Inc.
Yorke-Hardy R.W.             1997, Jan 16      Preliminary report on 1996
                                               activities on the Okanagan
                                               opal project. Report prepared
                                               for Okanagan Opal Inc. and
                                               Canadian Northern Lites Inc.
Yorke-Hardy A.K.             1997, February 28 Approximate Inventories as of
                                               February 30, 1997.
Yorke-Hardy A.K.             1997, April 16    Approximate Inventories so of
                                               March 30, 1997.
Yorke-Hardy A.K.             1997, May 16      Approximate Inventories as of
                                               April 30, 1997.
Yorke-Hardy R.W. and Downing P no date         Canadian Northern Lites
                                               property and product
                                               development project

Figure 1 Map of OKANAGAN OPAL DEPOSIT  (KLINKER CLAIMS)
         Location of the Discovery, Bluebird and Caramel zones of the Okanagan Opal Deposit. The excavated areas in each zone are shown hatched. The approximate boundary of the 250 metre by 80 metre area encompassing the opal-bearing zones is shown.

                             SUMMARY REPORT ON THE
                                OPAL OCCURRENCE
                                  WITHIN THE
                             EWER - KLINKER CLAIMS,
                            BRITISH COLUMBIA, CANADA









                                   DATABASE










                               DR. ROBERT R. COENRAADS
                              CONSULTANT GEOLOGIST FOR
                             CANADIAN NORTHERN LITES INC.











                                    20 JULY 1997

                   SUMMARY REPORT ON THE OPAL OCCURRENCE WITHIN
                THE EWER - KLINKER CLAIMS, BRITISH COLUMBIA, CANADA


                            DR. ROBERT R. COENRAADS
                                 20 JULY 1997


Scope:

The aim of this study was a comprehensive review of all material available to the author for the purpose of providing the Board of Canadian Northern Lites Inc. with the necessary information to allow a reasonable decision to be made as to the exercise of the option to increase the company's interest in the Okanagan Opal Deposit from the present 20%.

The Okanagan Opal Deposit is defined as the claims held by Okanagan Opal Inc. and Canadian Northern Lites Inc., known as the Klinker - Ewer claims. The work carried out to date is mainly concerned with the Klinker 1 and 2 claims.

The author completed limited fieldwork consisting of three days on the Klinker claims, mainly within the area bounded by the Discovery, Bluebird and Caramel Zones (Figure 1). This included physical examination of the exposed outcrop and the stockpiles of opal-bearing rock removed from the open cuts.

The following report consists of a selected chronological list of studies carried out by various authors on the Okanagan Opal Deposit (see the bibliography for a list of work carried out between 1992 and 1995). The extracts contained herein are considered pertinent to the assessment of the size, grade and value of the opal deposit.

My comments on certain assumptions presented in the reports and publications, particularly concerning areas, volumes, tonnages and grades, are presented in italics to clearly separate them from the earlier work.


Chronological Overview of Resource Estimation of the Okanagan Opal Deposit


1993, February (Downing)

An initial assessment was made by Paul Downing in the Lapidary Journal, "After two days on the mountain, my assessment is this: they have discovered a mountain top that is probably full of opal. Somewhere in there will be a great find of opal. I only wish it were mine."

1993, October 11 (Yorke-Hardy and Downing)

Numerous pieces of opal from the Okanagan deposit have been worked into commercially marketable gemstones of solid opal and additional material is ready to be worked. Still more material is available for the manufacture of doublets and triplets. Numerous other pieces of Okanagan Opal have been marketed as specimens to interested rock hounds and museums. Recent articles in lapidary trade magazines, particularly the February edition of the Lapidary Journal, have given international exposure to this discovery and requests to visit the property for the purpose of digging specimens and requests for information regarding the Okanagan Opal discovery have been numerous. (para.5 page 1)

Attendance at the Cordilleran Round-Up in Vancouver B.C. in January of 1993 provided an opportunity to introduce this discovery to a very inquisitive mining community. It is expected that as more information is released and more interest generated that a staking rush will ensue. (para. I page 2)

Preliminary exploration suggests that this new opal discovery could be a major new source of this rare and valuable gemstone. A detailed geological exploration and mine development program will be necessary in order to more fully define the types and grades of opal occurring at this location as well as to fully determine the extent of the area over which commercial grades of opal occurs beyond the limits defined to date. If projection holds true, the occurrence as delineated on surface to date could well produce upwards of fifty million dollars ($50,000,000) worth of opal at mine run value. Extensive exploration, research and development will be required in order to fully delineate the deposit and develop and mine the deposit at an estimated cost of some ten million dollars ($10,000,000). Additional value can be added by vertical integration of the business to include the cutting of finished gemstones and the manufacture of finished jewelry items. The expense of conducting an exploration and development program as hereinafter described is presently beyond the financial capabilities of Okanagan Opal Inc. Therefore funding is being sought from outside sources. The potential return on investment could be very high. (para.2 page 2)

Substantial quantities of "precious opal" and "jelly opal" have been located hosted in various volcanic rock units of Tertiary Age. (para.2 page 3)

To date commercial opal has been located at five locations over a surface extent of some 200 feet wide by 500 feet long and over a vertical distance averaging some 75 feet (150 foot elevation difference along length). This suggests that there is potential for some 500,000 tons of material of which it is estimated up to 10% or 50,000 tons could be worth over one thousand dollars ($1,000) per ton based on two hundred (200) grams (6.43 troy ounces) of opal, worth an average of five dollars ($5.00) per gram. This equates to a potential value of fifty million dollars ($50,000,000). Value added and vertical integration of the project into a full scale mining/manufacture/sales business could add a significant multiplier to the gross value potential. (para. 4 page 3)

1993, October 11 is the first attempt at calculation of grade, tonnage and value of the opal deposit based on the discovery of commercial opal at five locations on the surface within a defined rectangular shaped area:

Although the full size and economic value of this deposit is as yet unknown, it is apparent that an opportunity exists for the development of a unique and lucrative mining and gemstone/jewelry manufacturing industry of an exciting new source of this very valuable commodity that will be a significant attraction to precious gemstone buyers, rock hounds, mineral collectors and particularly tourists visiting British Columbia. (para.5 page 3)

A high percentage of the Okanagan Opal mined to date appears to be of a quality that can be cut as solids; en cabochon or as faceted pieces and is classified as light yellow to orange/amber crystal, semi-crystal and opaque opal with multi-colored fire. the largest pieces to date have been formed as solid nodules occurring in vesicles in the volcanic rocks. These nodules weigh from less than a gram up to approximately 15 grams. Similar Mexican and Australian sells in the $40 to $70 (U.S.) per gram retail in the rough form; based on current published opal prices. Still other rough pieces have been estimated to be worth more than $100 (U.S.) per gram because of the intense multi-color "fire" exhibited. Additional material forms as solid layers occurring as fracture fillings or seams in the volcanic rocks. There is no apparent preference to rock type. (para. I page 13)

A still larger volume of material have been located which has been classed as jelly opal having a honey yellow to amber, or orange to red base color with no fire or "play of color". This material will be used to or sold to produce faceted gemstones. Similar Mexican material generally sells between $0.50 to $50 (U.S.) per gram. Additional volumes of white to crystal precious opal occurring in matrix or as "boulder opal" are found at the site. Boulder and matrix opal is usually valued at one-half to one-third of the solid opal price and is generally sold by the piece rather than by the gram. (para.2 page 13)

It is really much to early to assess the true economic potential or even the full size and grade of the Okanagan Opal occurrence. To date numerous specimens have been collected and sold at prices ranging from $1 to $150, and one piece of crystal has been cut into a 2.55 carat free-form stone which is values at a price of $40 U.S. per carat. A second finished stone weighing
1.74 carats has been valued between $100 and $150 U.S. per carat. Some brilliantly colored rough pieces have been estimated as having values ranging from $100 to $200 per carat when cut into 0.5 to I carat pieces and from $300
- $500 per carat when cut into I to 5 carat stones. (para. I page 14)

Most of the precious Okanagan Opal has been collected from the main discovery pit which has to date only reached a maximum depth of four feet. The excavation, mainly a stripping/trenching program designed to expose the geologic structure encompasses an area of approximately 50 feet by 30 feet. The volume of rock moved is estimated at something less than 3000 cubic feet (approximately 150 to 200 tons). Of this volume, only a few tons of material have been hand sorted and this material have yielded several hundred grams of potentially commercial grade opal. (para.6 page 14)

The potentially commercial opal occurrences known to date extends on surface over a length of over 500 feet (150 in), a width of over 200 feet (60 m). Elevation differences of over 150 feet (45 m) between the various opal outcrops infers a potential depth averaging some 75 feet (23 m). This volume of rock could well contain many thousand kilograms of commercial grade opal and a content of just 200 grams of marketable opal per metric ton would make this a "very" rich mine. It is estimated that over 50,000 tons of "opal ore" containing some 10,000,000 grams of opal valued at a minimum of $ 10. 00 per gram could be contained in the 500,000 ton block of rock presently defined as being potentially commercial opal bearing. The gross value potential for such a deposit would be fifty million dollars Canadian ($50,000,000), (para.2 page
16)

It is estimated that total mining costs to move this entire block of rock and to recover the contained commercial grade of opal it contains would be in the order of $6.5 to $10 million while exploration and development costs would be extra. A before tax earning of some $35-40 million dollars is realistically possible. (para.3 page 16)

The parameters used for the tonnage, grade and value calculations are as follows:

      length of area         (7)                150 metres
      width of area          (w)                60 metres
      surface area           (s = l x w)        9, 000 square metres
      assumed depth          (d)                23 metres
      volume                 (v = l x w x d)    207,000 cubic metres
      assumed rock density   (SG)               2.42 tonnes per cubic metre
      tonnage                (t = v x SG)       500,000 tonnes
      tonnage opal bearing   (10% of t)         50,000 tonnes
      assumed opal grade     (grade)            200 grams of opal per tonne
      assumed opal value     (val.)             $5. 00 per gram of opal
      total deposit value    (t x 10% x grade x val.)    $50,000,000

At this stage in the prospect evaluation, it appears inappropriate to rely on the assumed values for opal bearing tonnage, grade and opal value as these are based on the excavations carried out to October 1993 in the Discovery
Pit: Its parameters are as follows:

      length of pit area     (1)                15 metres
      width of area          (w)                9 metres
      surface area           (s = l x w)        137 square metres
      avr. excavated depth   (d)                0.6 metres
      volume                 (v = l x w x d)    83 cubic metres
      assumed rock density   (SG)               2.42 tonnes per cubic metre
      tonnage                (t = v x SG)       200 tonnes

It is not clear at this stage that the values recovered in the Discovery pit will be attainable over the rest of the area, as it only represents 1.5% of the total surface area
                                      4


under consideration. The assumption that is most untested at this time, however, is the depth of the opal deposit. It is assumed that the opal bearing rock forms a wedge of material, the maximum thickness of which is determined by the difference in elevation between the highest and lowest noted occurrence of precious opal on the surface of the hill slope (i.e. 46 metres). The volume of the wedge is thus calculated b using hat( this elevation difference (i.e. 23 metres). The problems of making such an assumption are recognized later by Callaghan (1995, 1997).

The data supports a depth multiplier to be that maximum which is seen in the open pit, that is approximately 1. 5 metres. Maintaining all other factors this yields:

      assumed depth          (d)                1.5 metres
      volume                 (v = l x w x d)    13,500 cubic metres
      assumed rock density   (SG)               2.42 tonnes per cubic metre
      tonnage                (t = v x SG)       32,670 tonnes
      tonnage opal bearing   (10% of t)         3,260 tonnes
      assumed opal grade     (grade)            200 grams of opal per tonne
      assumed opal value     (val.)             $5.00 per gram of opal
      total deposit value    (t x 10 % x grade x val.)    $3,260,000



1994, October (Downing)

I spent the better part of June and July working at the Okanagan Opal, Inc. mine near Vernon, British Columbia. I am pleased to report that all our early hopes for a major strike are coming to fruition. Three new pits containing precious opal were discovered west of the Discovery Pit. And precious opal was discovered at the top of the mountain. It is now clear that we do, indeed, have a mountain full of opal! (para.3 page 7)



1994, October (Downing)

To date commercial grade opal has been found at seven locations in the Klinker property. the main four showings occur in a massive lahar flow which has a minimum surface extent of 300 feet in width, 850 feet in length.
The surface dimensions of the deposit have been increased to 260 metres by 90 metres. That is a surface area of 23,400 square metres.



1995, February 20 (Yorke-Hardy)

During the 1994 exploration season a program consisting of prospecting, geological mapping, physical work and bulk sampling was conducted. The program was successful in significantly expanding the known limits of the Company's "precious opal" deposit. (para.2 page 1)

Preliminary results from the 1994 program suggests that opal production should be sustainable for many years. To date there are approximately two million tons of rock inferred within the defined area of interest. Of this volume it is projected that 5% to 10% or 100,000 to 200,000 tons of rock will be precious opal bearing. Further work is required to prove these tonnages and to determine the full economic value of the deposit based on the "precious opal" content. (para.3 page 1)

Prospecting during the first two weeks of June led to the discovery of two new zones of opal and agate bearing rocks - the Bluebird Zone and the Caramel Zone. These areas form part of the over all area which was stripped and washed down during the 1994 program and they were both found to contain precious opal. Later prospecting located other opal and agate bearing zones. Of these, the Caramel West Extension was found to contain precious opal (para.4 page 9).

Common opal and agate occurrences have been found over a length in excess of 1000 metre and a width in excess of 500 metres; however, all the precious opal discovered to date is located within the boundaries of the Klinker I and 2 mineral claims (para.5 page 9)

Prospecting activities have indicated that the presence of Lahar debris flow material, the main host for the opal occurring on the Klinker claims; extends considerably beyond the presently defined limits of precious opal occurrences. Common opal has been noted at several locations beyond the boundaries of the Klinker I & 2 mineral claims. (para. I page 10)

The surface area encompassing all of these zones (Discovery, Bluebird, Caramel and Caramel Extension) measures up to 280 metres by 110 metres. Geological mapping indicates that the lahar unit is dipping at 20 to 30 degrees to the southwest and it is therefore inferred that the thickness of the lahars in this area averages some 30 to 35 metres. (this calculation was made as shown in Figure 2) With an average measured strike length of 250 metres, a calculated thickness of 30 metres, an assumed 80 metre width (determined by using a one-third length to width ratio) and finally using a factor of 0.33 cubic metres per tonne, it is inferred that some 1.8 million tons of lahar, debris flow material is contained within this area. Of the 20,000 to 30,000 square metre total surface area, a total of 7,150 square metres have been stripped. Of the stripped area some 2,000 to 2, 100 square metres is known to contain precious opal and is assumed to be potentially economic. This indicates that some 28% of the stripped area contains precious opal. Preliminary this indicates that some 5% to 10% (2,000 square metres) of the total 20,000 to 30,000 square metre area encompassing the four main zones contains precious opal. This suggests that some 90,000 to 180,000 metric tonnes of precious opal bearing rock could occur within this area. (para.5 page 10)

Additional precious opal occurrences have been noted to the east near the top of the hill within the Red Rock and Tripod zones and at one intermediate site. (para. 6 page 10)
                                      6

After the rock exposures had been washed down a program of rock excavating was commenced which extended over the period from June 17 to August 12, 1994.

First, a rock face was developed by hand trenching along the west side of the Bluebird Pit. In total a length of 15 metres, a width of 3 metres and a depth of 0.5 to I metre was broken out.... As the rock was broken out of place it was inspected by hand and any opal bearing material was collected and placed in a bucket; white/common opal and precious opal were separated. (para.7 page
10)

It is stated that precious and white/common opal was recovered from the Bluebird Pit, but it is unclear whether this quantity met the criteria of 200 grams of opal per ton of rock- with a value of $5. 00 per gram.

In the Discovery zone the same procedure was used to create a wide bench across the entire exposed area. The open cut has a length of some 45 metres with varying widths and with depths from 300 cm to 60 cm.... Again white/common opal and the precious opal bearing material was separated and placed in buckets for further evaluation. (para.2 page 11)

Commencing in September 1994, three bulk samples were collected from the Discovery Zone. The sample locations were not specifically selected based on obvious precious opal content; but rather because these blocks of rocks required removal as a preliminary step towards developing a systematic rock removal program. Material from these three blocks which was seen to contain some precious opal was passed through a classifying plant, described below, and opal was placed in containers each of which was marked as to its origin. (para.3 page 11).

In total some 415 tons of material were removed of which 50% or 210 tons (190 tonnes) was determined to contain some precious opal. Evaluation to determine the volume and value of opal contained is still underway. (para.4 page 11)

Unlike other mineral exploration and mining there are no analytical techniques available to determine and control 'the grade' of the rock containing precious opal. (para.3 page 12)

Okanagan Opal Inc. has determined that there is a viable business to be developed utilizing this unique and exclusive product. However, the full extent of this market value is as yet undetermined. (para.6 page 12)

Therefore, a system has been created by which samples collected during exploration and test mining can be evaluated. In turn, these samples can be used to assist in the economic evaluation of the Okanagan Opal deposit (para.7 page 12)

Opal bearing material collected prior to the bulk sampling stage (from the preliminary 1994 rock excavating process) in the Bluebird Pit and Discovery Zone has for the most part been re-sorted and graded into two broad classed; cuttable and specimen material. At this stage of development, the cuttable classification includes anything that can be utilized in the manufacture of a finished gemstone (solid, matrix, boulder, doublet, triplet).

Specimens include all other pieces exhibiting uncuttable precious opal and various interesting pieces of common opal. Some common opal is cuttable into commercial gemstones; particularly that material which is transparent with an orange to amber base color. (para.2 page 13)

Price evaluation of the sorted commercial grade rough opal material could take place after the sorting, cleaning and grading of the mine rough has been completed. This is the first time that when an assessment of value can made based on what can be made from the rough. Since "Okanagan Opal" has not yet been proven to the international market place it would not command a top market price. The price, or value of opal, is controlled by many factors but, as with all gemstones, opal is evaluated and priced based on the quality of the finished gemstones that can be made from the rough. (para.3 page 13)

Paul Downing.. -established a five to one ratio based on the value of rough opal and the value of the finished opal cut from that rough. (para.4 page 13)

See Appendix I for Paul Downing's system for evaluating the Okanagan Opal deposit (pages 14, 15, two charts, two tables)

Although processing of the material mined during 1994 is still ongoing, it is estimated that the retail market value of the finished opal from the material mined will be in the order of $30,000 to $50,000; suggesting a gross value of $139 to $232 per tonne for the 215 tonnes of opal bearing material sampled. Considering that the material excavated during 1994 was not selected for its precious opal content it is believed that an average gross retail finished product value of $200 to $250 per tonne, or greater can be expected once selective mining occurs. (para.4 page 15)

Assuming 90,000 tonnes at a gross value of $200 per tonne a gross value of $18 million dollars is indicated. Conversely, assuming 180,000 tonnes at a gross value of $250 per tonne a gross value of $45 million is indicated. (para.5 page 15)

Summary: The work conducted during the 1994 season has proven the existence of precious opal over a significant area on the Klinker claim. A second horizon, located at the top of the main ridge on the Klinker 2 claim also exhibits precious opal.. .. The full extent of the opal deposit is as yet undetermined and the full economic potential is not yet known. Based on the results of the 1994 program it is very evident that this deposit will produce enough opal to supply the marketing needs of a small scale, vertically integrated cutting and marketing business targeted at the tourists visiting the Okanagan Region of British Columbia. It is conceivable, based on the projections of the deposit and the regional geology that this is not the only precious opal deposit in the area. (para. I page 18)

1995, February, 20, another calculation of grade, tonnage and value of the opal deposit based on a defined rectangular shaped area containing the Discovery, Bluebird, Caramel and Caramel Extension Zones (see Figure 1):

The parameters used for the tonnage, grade and value calculations are as follows:

      length of area         (l)                 250 metres
      width of area          (w)                 80 metres
      surface area           (s = l x w)         20,000 square metres
      assumed depth          (d)                 30 metres
      volume                 (v = l x w x d)     600,000 cubic metres
      assumed rock density   (SG)                3.03 tonnes per cubic metre.
      tonnage                (t = v x SG)        1, 800, 000 tonnes
      opal bearing surf area                     2,000 to 2100 sq. metres
      tonnage opal bearing   (@5% of t)          90,000 tonnes
      tonnage opal hearing   (@10% of t)         180,000 tonnes
      assumed opal grade     (grade)             50 grams of opal per tonne
      assumed opal value     (val.)              $5.00 per gram of opal
      value per tonne of opal ore                $200 - $250 per tonne
      (based on 1994 bulk sample)
      total deposit value    (min case)          (90,000 x $200) $18,000,000
      total deposit value    (mar case)          (180,000 x $250) $45,000,000

Precious opal noted by Yorke-Hardy and other workers on the surface of the Discovery and Bluebird Zones prior to excavation equated to a certain amount of material recovered in the 1994 hulk sample (215 tonnes yielding finished opal with a retail market value of $30, 000 to $50, 000, i.e. $139 to $232 per tonne). The assumption was therefore made; that where traces of precious opal are seen on the surface (an area of 2, 000 to 2, 100 square metres) within of the stripped area, there will he similar grades below.

The bulk sample, however, is treated as a whole; and the breakdown of precious opal recoveries from the individual excavated areas is not stated anywhere. For the assumptions of uniformity to he valid across the entire 250 x 80 area, similar grades must have been recovered from each of the Discovery, Bluebird, Caramel and Caramel Extension zones. During my field visit 28-30 June, 1997, 1 noted very little precious opal in the Bluebird and Caramel excavations, and in the "opal ore" excavated from the Bluebird and Caramel zones and lying alongside the open pits. The faces of the Discovery Pit, on the other hand indicated a number of specimens of opal that would, using the previously noted classification, be classified as precious opal.

The biggest potential over-assumption of the size of the opal deposit is still the depth assumption of 30 metres. Although it is possible to postulate a minimum depth of lahars in the area of interest of 30 metres by means of the geometry shown in Figure 2, there is absolutely no validity in concluding that all of this will be opal bearing. In most deposits, opal occurs at a certain stratigraphic "level" and there is no current evidence available that allows the assumption that it will occur in equal abundance either above or below this level The maximum depth of excavation on the Klinker claims remains at 1.5 metres, and this is the only amount that can be validly used in any attempt at a resource calculation. Using these numbers:

      length of area         (l)                 250 metres
      width of area          (w)                 80 metres
      surface area           (s = l x w)         20,000 square metres
      assumed depth          (d)                 1.5 metres
      volume                 (v = l x w x d)     30,000 cubic metres
      assumed rock density   (SQ)                3.0 tonnes per cubic metre
      tonnage                (t = v x SQ)        90,000 tonnes
      opal bearing surf area                     2,000 to 2100 sq. metres
      tonnage opal bearing   (@5% of t)          4,500 tonnes
      tonnage opal bearing   (@10% of t)         9,000 tonnes
      value per tonne of opal ore                $200 - $250 per tonne
      (based on 1994 bulk sample)
      total deposit value (min case)     (4,500 x $200)     $900,000
      total deposit value (max case)     (9, 000 x $250)     $2,250,000



1995, March 31 (Yorke-Hardy and Yorke-Hardy)

It is projected that this business will develop and expand over the first four to five years to a level where gross revenues will reach $640,000 to $925,000 annually. This level of sales will be surpassed if rough opal production exceeds the volume required for internal retail shop needs; thus providing more product for a more rapid expansion into wholesale marketing of surplus finished product and rough opal. Starting with production of finished product from opal mined in the 1994 test sampling program it is expected that future opal production will be sufficient to support the herein projected levels of business for many years. (para.3 page 3)

Projected first year production of rough, commercial grade opal from the property should be approximately five kilograms (5000 grams) to be obtained from -100 tons of "ore" containing ~50 grams per ton having an average mine run wholesale value of $5 (U.S.) per gram. Proposed vertical integration including in-house opal cutting, setting and retail selling should have up to a five (5) times multiplying factor on these "mine run" values suggesting a possible gross product value of $125,000 in year 1. (para.3 page 2; appendix)

Future annual opal production could exceed 50,000 grams. Even this higher level of production represents a very small portion of the worlds total annual production of commercial grade opal; and the $5 (U.S.) per gram price assumed is the lowest value scale for commercial grade precious opal and would be a minimum value. Commercial grade "Okanagan Opal" rough opal values determined to date range from $0.50 per gram to upwards of $125.00 per gram therefore the average $5.00 per gram value is a conservative estimate. (para.4 page 2; appendix)

Gross volumes/values per ton based on a diluted average of 50 gms. per ton and conservatively valued at $5 per gm. equates to a value of $250.00 per ton. This equates to an inferred gross "mine run" value of $22.5 to $45 million for this deposit (para.5 page 2; appendix)

Note: the maximum value of $250 retail market value of finished stone generated per tonne mined is used for the above calculation.

A five times value added price enhancement resulting from planned vertical integration suggests a gross value of $112.5 to $225 million. The extensive reserves inferred to date should adequately provide for production expansion and product longevity.. .. At a minimum production rate of 1000 tons of "ore"
per year initial projections suggest a 50++ mine life. At this low rate of production an average annual "mine run" value of $250,000 is projected which would translate into $1,250,000 per year of gross retail sales. (para.6 page 2; appendix)

A stripping ratio of 100 tons of waste per ton of "ore" is projected. At planned production this equates to mining of 11,000 tons of material per year of which 1,000 tons is projected to be "ore". At this scale, cost estimates for mining should be about $5.00 per ton of waste and $50.00 per ton of "ore" removed; for an annual mining cost of $100,000. (para. I page 3; appendix)

A good investment return is highly probable even in a worst case scenario which would see one-third production equaling gross sales in the order of $450,000 per year with a substantial profit margin (see three year cash flow projections). (para.4 page 3; appendix)

Highly promotable commodity/product line - This is the first commercial
"precious gemstone" to be mined, cut and marketed in Canada.. .. This is a unique and exclusive Canadian commodity/pro duct and as such should be highly attractive to tourists. (para.5 page 3; appendix)

Note: Ammolite, an organic gemstone, is found in southern Alberta and has been marketed since the early 1980's

The economic potential of the Klinker Property "Okanagan Opal" project, as prepared by Yorke-Hardy and Yorke-Hardy (1995), is included in Appendix 2 of this report. They report that a projected 900, 0000 tons of "opal ore " should have a net profit value before taxes of $20,250, 000 or more.


1995, October 3 (Downing)

It would appear that the opal from the Okanagan mine would enjoy two types of markets; a local British Columbia market and a worldwide market. The initial test market which Okanagan Opal has done has proven that all qualities of opal are salable in the British Columbia marketplace. The British Columbia market for opal can range from the lower end tourist trade market for boulder opal doublet and triplet stones to the top end precious opal jewelry trade market. In fact, the product has sold at a premium over world prices because it is a B.C. product. The worldwide market is less likely to accept the boulder opal doublets that are proving to be an important part of the B.C. tourist market. However the solid opals, both precious cabs and faceted opals, should meet with the same acceptance as the similar Mexican opals in the world market. (para. 8 page 1)

Boulder opal doublets and triplets have been produced and test marketed in a retail shop in Vernon B.C. since July 1995. They have met with substantial success in the tourist trade. These stones, set in jewelry, have sold for over $300. It would seem that active marketing throughout British Columbia and eventually the rest of Canada would produce a very lucrative market for this product. (para. I page 2)

Solid precious opal cabs have been produced and marketed but only in limited number to date. These precious cabs have ranged in retail price from $10 to $200 Cdn. per carat. Again the prices obtainable in British Columbia for these gems would be worth approximately one and a half times that paid in Mexico and Australia because of their origin. No faceted Okanagan opal has been marketed to date so we do not have direct observations of their marketability in British Columbia. However, Mexican opal of this type currently sell for $ 10 to $ 100 Cdn. per carat. (para.2 page 2)

In documentation developed by Okanagan Opal Inc. the mine value of the opal from the Okanagan mine has been estimated at $5 Cdn. per gram. this translates to approximately $5 per carat for finished gems. This estimate is far below the general world market and especially below the value in British Columbia for such gems. This would suggest that the values estimated by Okanagan Opal Inc. appear to be quite conservative. (para.3 page 2)


1995, October 4 (Callaghan)

The purpose of the 1995 exploration program on the Klinker Claims was to determine the structural controls for the formation and greatest concentration of precious opal in order that a representative bulk sampling program could be carried out. In addition, it will provide drill targets to establish the vertical extent of the precious opal bearing host rocks. (para. 1 page 1)

The investigation has included discussions with, and a visit, George Simandl from the Industrial Minerals Geological Survey Branch of B.C., and a brief discussion with Peter Reid from the Ministry of Mines in Victoria, B.C. (para.2 page 1)

Greatest concentrations of precious opal exposed during the excavation of the Discovery, Bluebird and Caramel pits are hosted in a high energy lahar - volcanic conglomerate.. (para. 1 page 2)

Clear crystalline opal with play of colour is hosted in grey green andesitic basaltic lahar exposed during excavation in the bottom of the trenched areas of the Discovery Pit area that underlie the high energy lahars. The presence of calcite may be a result of replacement of detrital grains during diagenesis of the basic material. (para.2 page 2)

The unearthing of this grey-green un-weathered lahar at the base of the Discovery Zone raises questions on the validity of the assumptions about the depth extent of opal mineralization. How deep will opal mineralization persist in this fresher, less porous rock?

The greatest concentration of precious opal forms above the interbedded stratified tuffaceous sandstone within the lahars.... (para. I page 3)

Here, the association of opal mineralization with permeable/impermeable stratigraphic interfaces has been recognized. It is now clear that the Okanagan Opal Deposit mineralization cannot he treated as a 3-dimensional block volume, hut instead must he considered as sheets of opal mineralization dependent on the presence of interbedded tuffaceous sandstone. The existence of the special conditions necessary for precipitation of opal mineralization below the presently uncovered deposits on the Klinker claims cannot he assumed, they must he proven.

White common opal tends to from above the main precious opal and acts as a marker horizon. (para.2 page 3)

Both common white opal and abundant void spaces are evident on the east and north walls of the (Discovery) cut which suggests that the system is open to the east where more precious opal can be mined (para.3 page 3)

Similar conditions for the structural control of precious opal are found at the Bluebird zone.... (para.4 page 3)

Abundant common white opal was found in the Caramel excavated zone associated with numerous void spaces and sub-horizontal layered jelly white opal. The opal is hosted in similar lahars as at the Bluebird zone and overlie stratified tuffaceous sediments. (para.5 page 3)

The timing of vein development has not been fully determined and related to regional stresses. A higher concentration of opal as exposed during excavation appears at the intersection of the main fracture sets. This includes both white common opal and many precious opal types that form along closely spaced fractures at these intersections. (para.2 page 4)

The significance of the above factors will help in developing more areas with precious opal as recognition of the more favourable environments has been determined. (para.3 page 4)



1996, April 9 (Yorke-Hardy)

The work conducted over the 1994 and 1995 seasons has proven the existence of a precious opal bearing lahar flow over a large area on the Klinker claims. A second lahar horizon located at the top of the main ridge on the Klinker 2 claim also exhibits precious opal. The precious opal and much common opal is located within a sequence of Eocene Age volcanic rocks. The full extent of the opal deposit is as yet undetermined and the full economic potential is not yet known. Based on the results of the 1994 and 1995 programs it is very evident that this deposit will at a minimum produce enough opal to supply the marketing needs of a small scale, vertically integrated opal cutting and marketing business targeted at the tourists visiting the Okanagan Region of British Columbia. It is conceivable, based on projections of the deposit and of the property and regional geology that precious opal is not limited to the Klinker claims but will also occur at other locations within the overall claim block and may well occur in other areas exhibiting similar geologic features. (para. I page
1)

The 1995 bulk sampling program was deliberately targeted towards excavating or exposing parts of known surface "precious opal" occurrences in an effort to determine the distribution of precious opal contained within specific "opalized" areas and to determine the geological structures and other geologic features or physical conditions that controlled the deposition of the precious opal (and other related silica minerals). (para.2 page 2)

Preliminary results from the 1994 program suggested that opal production should be sustainable for many years. To date there are approximately two million tons of rock inferred within the defined area of interest. Of this volume it is projected that 5% to 10% or 100,000 to 200,000 tons of rock will be precious opal bearing. Further work is required to prove these tonnages and to determine the full economic value of the deposit based on the "precious opal" content. (para.7 page 5)

Albeit that the full scale and economic potential of the property remains to be determined, there was enough volume of commercial grade opal excavated during the 1994 and 1995 season's bulk sampling programs to provide the raw material necessary to commence a small scale gemstone cutting and retail business. Sorting, grading and cutting of finished gemstones is ongoing at this time. The Company has produced a sufficient quality and quantity of finished opal product to commence a retail sales operation by May 1, 1996; in time for the 1996 tourist season. There is presently enough opal exposed on site to support a small scale mining/gem cutting/retail sales operation for several years. (para. I page 6)

The surface area encompassing all of these zones (Discovery, Bluebird, Caramel and Caramel Extension) measures up to 280 metres by 110 metres. Geological mapping indicates that the lahar unit is dipping at 20 to 30 degrees to the southwest and it is therefore inferred that the thickness of the lahars in this area averages some 30 to 35 metres. With an average measured strike length of 250 metres, a calculated thickness of 30 metres, an assumed 80 metre width (determined by using a one-third length to width ratio) and finally using a factor of 0.33 cubic metres per tonne, it is inferred that some 1.8 million tons of lahar, debris flow material is contained within this area. Of the 20,000 to 30,000 square metre total surface area, a total of 7,150 square metres have been stripped. Of the stripped area some 2,000 to 2, 100 square metres is known to contain precious opal and is assumed to be potentially economic. This indicates that some 28% of the stripped area contains precious opal. Preliminary this indicates that some 5% to 10% (2,000 square metres) of the total 20,000 to 30,000 square metre area encompassing the four main zones contains precious opal. This suggests that some 90,000 to 180,000 metric tonnes of precious opal bearing rock could occur within this area. (para.5 page 10)

Additional precious opal occurrences have been noted to the east near the top of the hill within the Red Rock and Tripod zones and at one intermediate site. (para.6 page 10)

The evacuation process relating to the 1995 bulk sampling program was conducted over a three week period.... (para.7 page 10)

The 1995 bulk sampling program commenced with the establishment of the 1477 Bench Level commencing at the base of the original ramp which accessed the "Discovery Pit" established over the period from 1991 to 1993 and the 1480 Bench Level crosscut across the Discovery Zone established in 1994. (para. I page 11)

During the washing down process it became very evident that a very large amount of precious opal was present at this particular location. In the bright sunlight the lower south-half of the face and the lower portion of the newly exposed area along the south wall were aglow with multi-colors. The opal was seen concentrating along 340 degree bearing fractures and along fractures parallel and sub-parallel to the main 020 degree fault, the plane of which was now well exposed and formed the south wall. At the intersection of these fracture systems, concentrations of crystal opal weighing several grams to a few ounces were noted; although much of this material had some fractures which would reduce the size of the solid gemstones that could be cut from it. Over the balance of the day numerous buckets of broken lahar and sandstone material containing very spectacular opal were collected for transport to Vernon. (para. 1 page 12)

In total the open cut was excavated over a length of 12.5 to 13.5 metres. (para.4 page 12)

In all same 315 tonnes of material was excavated out of the 1995 open-cut on the 1477 Bench. Of this material some 52 tonnes was classed as "opal ore". This 52 tonnes was hand-cobbed down to some 12 tonnes of concentrated material contained in 80 three gallon buckets which were transported to Vernon for further processing. (para.5 page 12)

Preliminary estimates made in November 1995 suggested that the 52 tonnes of "opal ore" mined during the 1995 program had a mine run value of some $20,000 to $25,000. Sorting, grading and cutting which has taken place since October suggests that the initial estimates are within reason and perhaps low. as of mid January 1996 approximately one-third of the hand-cobbed material had been sorted and seven buckets of "cutting rough" and 4 buckets of specimens remained unprocessed; this representing the yield from about one-third of the hand-cobbed rough. Thirty-one buckets of hand cobbed mine rough are yet to be sorted and should yield a similar amount of cutting rough. (para.7 page 14) As of late January and since October 1995, some 300 cut stone had been finished and an additional 80 doublets had been lapped and glued for final cutting; and 140 pieces had been flat lapped in preparation for gluing. This represented some 520 opal stones not counting polished specimens. It is expected that after final processing of all the material that some 1200 to 1500 "finished stones" will have been created from the material mined in 1995. (para.8 page 14)

In the considerations discussed herein before there has not been any attempt to determine the full extent of the opal occurrences nor the overall potential for opal production on the Klinker Property. There are other known opal occurrences known to exist on the property and some of these are known to contain "some precious opal". Further exploration is expected to expand the overall potential. (para.2 page 17)

Further geological mapping and prospecting should be conducted in order to delineate areas exhibiting silica mineral emplacement and to identify the structural controls related to each emplacement . A detailed airphoto linear feature interpretation survey will assist in determining the location of fractured zones. (para. I page 18)

It is not possible to assess the grade and value of an opal deposit by drilling. Percussion and diamond drilling could have a limited application for opal exploration; this being to define and trace the vertical projection of the opalized fracture systems. Drilling could also be utilized to assist in geological mapping and rock volume determinations by assessing the true thickness of the various rock units. (para.2 page 18)

The only sure method of determining the economic potential of each opalized structure or zone appears to be to conduct bulk sampling tests similar to the one conducted on the 1477 Bench Level open cut. Once excavated, the opalized rock can be processed into finished stones to determine what can be created from the opal. Once in the finished state it is possible to determine a finite value. It is only after conducting a series of bulk sample tests that an overall assessment of the deposit can be made. (para.3 page 18)


1996, April 24 (Downing)

Assessing the significance of a mine that is still in its initial exploration phase is always subject to great uncertainty, and this occurrence is no exception. However, the efforts of Okanagan Opal Inc. over the past two years have reduced that uncertainty greatly. We now know that the precious opal occurrence is of substantial size, that the opal is of superior quality and can be fashioned into attractive jewelry, and that the tourist market in British Columbia will readily accept and eagerly purchase these opals. (para.3 page 1)

Extensive test mining and bulk sampling by Okanagan Opal, Inc. over the past two summers (1994 and 1995) have generated a great deal of information about the opal and its occurrence (para.7 page 3)

The original find is in an area termed the Discovery Pit. Initial exploration of this area produced samples with a very bright play of color the rival of any opal in the world. Indeed, this initial exploration was very encouraging. Precious opal was found in thin vertical and horizontal seams along fracture surfaces in the tuff. When these fracture surfaces intersected, there were concentrations of opal. Most of these concentrations were chunks of white common opal of no commercial value. However, a few smaller nodules of clear (crystal) precious opal were found. (para. I page 4)

Encouraged by these finds, a serious effort to explore the potential of this mine and its opal was initiated by Okanagan Opal, Inc. in the summer of 1994. Rather quickly precious opal was found to the west of the Discovery Pit in two areas termed the Bluebird Pit and the Caramel Pit, and then to the east in an area called the Sunglass Zone - due to the bright color of the fire in the opal showing on the surface. The amount of opal showing in the rock in these area is truly astonishing. Any Australian opal miner who saw this much opal on the surface of their mine would have visions of millions of dollars and would run for their mining equipment. In fact, this property has far more show of opal than the best opal that I have seen in Australia. (para.2 page
4)

The four opal bearing areas exposed in the exploration of the Klinker claims form the basis for current estimates of the economic potential of these claims. However, they do not constitute the extent of the opal occurrences in these claims. Precious opal has been found higher on the side of the mountain and again at the top of it. These additional areas have not been explored seriously and their potential can only be guessed at with current information. However it is encouraging to note that they produce opal of a similar type and quality to the more explored areas. (para.3 page 4)

The opal found thus far in these claims has been of several types. The thin seams of precious opal (I to 3 millimetres thick) in volcanic rock is correctly termed "boulder opal". Most of these seams are clear crystal, but some are white opal. The seams have been somewhat irregular, opening and closing quickly. Thus, stones cut from these seams exhibit a mixture of precious opal and matrix on their face. The greater the opal in the face of the stone, the more attractive and thus the more valuable the opal will be. This type of opal has been actively cut and marketed to the Vernon tourist market over the last year with substantial success. (para.4 page 4)

The most valuable opal is found as nodules of solid precious opal. Most of the nodules found thus far are transparent or translucent. The transparent nodules with play of colour are called "crystal" opal and can be very valuable if of high quality. The translucent variety is called "semi-crystal" and has slightly less market value. (para.2 page 5)

The precious opal nodules of this claim have a light orange base colour but vary from almost no color to dark orange. Again this opal has its own character, but when cut as solid cabochons, is most similar in appearance to the Mexican opal. A limited number of these nodules have been found over the last few years, but areas with known concentrations have been identified and will be mined in the near future. (para.3 page 5)

The third main type of opal found on the claims is a transparent opal with a yellow to orange base color. While this is not precious opal because it does not have a play of color, it has substantial economic potential. Faceted stones of this type are most similar to the non-precious opal found in Mexico and commonly termed Mexican Fire Opal. (para.4 page 5)

In addition to these types of opal, a large volume of yellow and white common opal and gray and white agate have been found. The quality of the material found to date suggests little commercial value for this material. (para.5 page 5)

Test mining, geologic mapping and bulk sampling have been conducted by Okanagan Opal, Inc. during the summers of 1994 and 1995. Preliminary results from this exploration program suggest that opal production should be sustainable for many years. It is estimated that there are approximately two million tons of rock inferred within the area of interest connecting the Discovery, Bluebird and Caramel areas. Further work is required to prove these tonnages and to determine the full economic value of the deposit based on the precious opal content. (para.2 page 6)

The area of exploration - which I will designate the "proven" area - has a surface area measuring 280 metres by 110 metres. The inferred thickness of the lahar units that produce the opal is 30 to 35 metres. With an average measured strike length of 250 metres, a calculated thickness of 30 metres, an assumed width of 80 metres and finally using a factor of 0.33 cubic meters per ton, it is inferred that some 1.8 million tons of lahar, volcanic debris flow, material is contained in this proven area. Of the 20,000 to 30,000 square meter surface area, a total of 7,150 square metres have been stripped. Of the stripped area, approximately 2,000 to 2,100 square metres is known to contain precious opal and is assumed to be potentially economic. This indicates that some 28% of the stripped area contains precious opal. This suggests that 5% to 10% (2,000 square metres) of the area encompassing the four main zones contains some precious opal. This also suggests that some 90,000 to 180,000 metric tons of precious opal bearing rock could occur within this "proven" area. (para.3 page 6)

Use of the word "proven" " is highly controversial in this context as its official meaning of suggests that the resource has been defined by drilling or extensive bulk sampling.

Outside this "proven" area are other opal shows. The precious opal show at the top of the mountain is at least 500 metres higher elevation and 200 to 300 metres to the north of the Discovery Pit. Another intermediate site lies halfway up the hill and to the east. Southwest of the Bluebird Pit is a show of common opal including some with a black base color. If this black base color is associated with precious opal, this could be the most valuable part of the property. No attempt has been made to assess the extent and economic potential of these other areas. There is no reason to believe, however, that they will be any less valuable than the "proven" area. (para.4 page 6)

Although the full scale and economic potential of the property remains to be determined, there has been enough volume of commercial grade material excavated during the 1994 and 1995 season's bulk sampling programs to provide the raw material necessary to commence a small scale gemstone cutting and retail sales business. This business has been ongoing on an experimental basis since the summer of 1995 with gratifying results. (para. I page 7)

It may be helpful to relate the size of this find to the finds in Australia. In 1989 there was a new find in the Lightning Ridge area of Australia called the New Coocoran. Excitement was high as news of this new find spread and the whole area was pegged with claims. The rush was the talk of the opal industry worldwide. From 1989 to 1996 millions of dollars of opal have been removed from the New Coocoran and more is still being produced. What is interesting is that the New Coocoran has about the same surface area as the Klinker and Ewer claims. (para.2 page 8)

In addition to the Klinker and Ewer claim block, several other areas in this region of British Columbia have shown potential for opal production. Several shows of common opal and one known show of precious opal outside the boundaries of this property suggest that there is huge potential for opal in British Columbia. The area of opal shows to date is as large as all the known opal area in Lightning Ridge, Australia. Since Lightning Ridge has produced untold millions of dollars of precious opal since its discovery in the early 1990's, the opal potential of British Columbia is indeed phenomenal. But, as usual, this is speculation and time will tell. (para.3 page 8)

Estimated Economic Potential of the "Proven" Area: Any estimate of the economic potential of this property at this time is necessarily speculative. however, the efforts of Okanagan Opal, Inc. to date gives us a fairly sound foundation for estimating the economic potential of the "proven" area. (para.2 page 12)

It is estimated that the finished area of the opal from the 1994 test mining operation is in the order of $30,000 to $50,000. This suggests a gross value of $139 to $232 per ton for the 215 tons of opal bearing material sampled. (para.3 page 12)

Considering that the material excavated during the 1994 sample was not pre-selected for its opal content, it was estimated that an average gross retail finished opal product value of $200 to $250 per ton or greater could be expected if more selective mining were employed. (para.4 page 12)

The bulk sample results of 1995 confirm that selective mining will generate greater return per ton and thus more profit. Based on an estimated production of 1,200 to 1,500 stones and a retail value of $80 per stone, a gross retail value of $95,000 to $120,000 was estimated for the 1995 bulk sample. Therefore, since approximately 52 tons of opal ore was sampled, it suggests a gross value of $1,827 to $2,307 per ton of selected opal bearing material. Alternatively, this estimate represents a gross value of $301 to $381 per ton for the full 315 tons excavated during the 1995 bulk sample; with a waste to opal ore ratio of approximately 6 to 1. These values are conservative since sales to date at the retail shop have averaged $91 (Cdn) per stone. (para.5 page 12)

The stripping ratio of 6:1 was determined by dividing the 1995 bulk sample of 315 tonnes by the 52 tonnes of opal ore recovered The use of this number would be valid only if the
                                      19
bulk samples were conducted randomly throughout the 250 metre by 80 metre area, i.e. not specifically in areas already deemed to be of interest because traces of opal were seen on the surface (as is the case with the Discovery, Bluebird and Caramel zones).

Using the 1995 values of $300 to $380 per ton, and a waste ratio of 6 to 1, it can be estimated that the opal ore content of the "proven" zone may be 333,000 tons. At a value of $300 to $380 per ton, the estimated gross value of the "proven" area is between $99.9 million and $126.5 million. Experience to date suggests that mining, processing and retailing costs are approximately 80% of gross value. This suggests a net profit of form $19.98 million to $29.30 million for mining the "proven area. Additional profit would be added for jewelry findings and for specimens in a vertically integrated operation. (para.5 page 12)

1996, April, 24, a calculation of grade, tonnage and value is made by Downing of the same rectangular shaped area defined in earlier reports. The results of the 1995 bulk samples are incorporated:

The parameters used for the tonnage, grade and value calculations are as follows:

      length of area         (l)                 250 metres
      width of area          (w)                 80 metres
      surface area           (s = l x w)         20,000 square metres
      assumed depth          (d)                 30 metres
      volume                 (v = l x w x d)     600,000 cubic metres
      assumed rock density   (SG)                3.03 tonnes per cubic metre
      tonnage                (t = v x SG)        1,800,000 tonnes
      opal bearing surf area                     2,000 to 2100 sq. metres
      tonnage opal bearing                       333,000 tonnes
      (using stripping ratio of 6: 1)
      value per tonne of opal ore                $300 - $380 per tonne
      (based on 1995 bulk sample)
      deposit gross value    (min case)          (333,000 x $300) $99,900,000
      deposit gross value    (max case)          (333,000 x $380) $126,500,000
      deposit net value (min case)    (20% of gross)    $19,980,000
      deposit net value (max case)    (20% of gross)    $25,300,000


Notes:

It is not clear how the 6:1 stripping ratio can be applied over the total area and to a depth of 30 metres, however as a result of this the tonnage of opal bearing material "opal ore" has been boosted from 90,000 - 180, 000 to 333, 000 tonnes in this report. It would he more appropriate to continue to use the estimates based on 5% to 10% of total area

It must he noted that a value of $300 - $380 per tonne has been used in the calculations. This is a maximum value, and not the average value based on all hulk samples to date within the 250 x 80 metre area (Figure 1). The average figure for the two years of bulk sampling is $235 to $320 per tonne; based on an expected total gross retail return of $125, 000 to $170, 000 from the 530 tonnes sampled.

Again, an assumed depth of 3 0 metres has been used when only 1. 5 to 3 metres has been shown to he opal bearing, i.e. the maximum excavation depth in the mining pits.


These numbers then give:

      assumed depth          (d)                 1.5 metres
      volume                 (v = l x w x d)     30,000 cubic metres
      assumed rock density   (SG)                3.0 tonnes per cubic metre
      tonnage                (t = v x SG)        90,000 tonnes
      opal hearing surf area                     2,000 to 2100 sq. metres
      tonnage opal bearing                       (@ 10% of t) 9,000 tonnes
      value per tonne of opal ore                $235 - $320 per tonne
      (based on 1995 hulk sample)
      deposit gross value (min case)             (9,000 x $235) $2,115,000
      deposit gross value (max case)             (9,000 x $320) $2,880,000
      deposit net value (min case)    (20% of gross)    $423,000
      deposit net value (max case)    (20% of gross)    $576,000


Note: Tonnages and values double if a depth estimate of 3 metres is used instead of 1.5 metres.

While any such estimate is necessarily speculative, these estimates are based upon quite conservative assumptions. Any estimate of this sort can be high or low. However, the following reasons suggest why they might be conservative:
(para. I page 13)

1. We are on the early part of the learning curve in mining, cutting and marketing. Mining and processing costs should go down as we learn more about this find. Likewise, cutting costs should be reduced once experimentation is replaced with full scale production. (para.2 page 13)

2. Larger volumes of ore processed and opals cut should allow us to reduce labor costs and amortize capital costs over more stones, thus reducing processing costs per stone. (para.3 page 13)

3. The development of a unique line of opal jewelry will increase the demand for the opal as well as the price received. (para.4 page 13)

4. An organized marketing campaign, complete with advertising and proper product placement, will generate greater demand for British Columbian opal. (para.5 page 13)
                                      21

5. The test mining done thus far has been in opal bearing areas that have less potential than other areas already known to produce solid opals. Most of the stones sold to date have been boulder opals. These sell at lower prices than solid stones. Most of the solid opals produced to date have been used for promotional purposes, not sold. If and when concentrations of solid opal nodules are found, we can expect the average value per stone to jump substantially. (para.6 page 13)

    These other areas with more potential than those currently being tested lie within the 250 x 80 metre area. These include the original Discovery Pit and Sunglass area in the Discovery Zone where exposures of precious opal have been seen but have only been partially tested (R. Yorke-Hardy pers. comm. 1997).
6. The estimated economic value covers only the "proven" area. It does not cover the other opal occurrences higher on the mountain or the possibility that black opal may be found. (para.7 page 13)

    Black opal is defined by Downing (1992) in Opal Identification and Value, page 41, as "a solid opal which is opaque when viewed from the top of the stone and which has a play of color against a dark background". There has been no black opal found at the Okanagan Opal Deposit, only black potch. There is no evidence presented that allows the assumptions that the discovery of black potch will lead to the finding of black opal.

7. If world opal market conditions remain as they are now, it is expected that opal prices will continue to rise at a rate greater than inflation. (para.8 page 13)

There is no way at this time to determine the economic potential of the unexplored area or to estimate the increased profit resulting from more experience. Exploration, geologic mapping and treat mining would be useful to further define the economic potential of these unexplored areas. (para. I page 14)

Conclusions: The Klinker and Ewer claim blocks have substantial economic potential. It is clear that there is a lot of precious opal on the property. It is also clear that it can be mined and sold profitably. That profit can be maximized through the use of a vertically integrated company who markets British Columbian opal primarily to Canadians and visiting tourists. (para.2 page 14)

Using conservative assumptions, it has been estimated that the gross value of the opal bearing rock in the area from the Discovery Pit through the Bluebird Pit to the Caramel Pit may be between $99.9 and $126.5 million (Cdn). The potential profit after expenses for the stones only and not including any findings, has been estimated to be between $20 and $29 million (Cdn). While it is never possible to predict such things at this early stage of development, and realized values may be higher or lower, I believe these estimates to be quite conservative. The potential of the property may indeed be substantially greater than the numbers suggest. Further exploration is expected to expand the estimated economic potential of the property. (para.4 page 14)

With speculative estimates such as are necessary in this case, there is upside potential as well as downside risk. However, in this case, the downside risk is minimized. This is because we know there is enough opal to supply a small but profitable retail opal business for years to come. (para.5 page 14)

Will the economic potential of this property be fulfilled? It is not possible to know at this time. The potential is there and evidence to date suggests it could be quite large. (para.6 page 14)

Disclaimer: Although the author has attempted to represent and interpret the facts as he knows them in an accurate and unbiased manner, it should be recognized that he has a conflict of interest when assessing the property. He is also on the Board of Directors and is a stockholder in Okanagan Opal, Inc., the current owner of the property. He is also on the Board of Directors and is a stockholder in Canadian Northern Lights, Inc., the holder of an option to purchase the property. (para.2 page 15)


1996, May (Mollard and Associates)

Location C: Six elevated areas are outlined that are somewhat similar in general appearance to the hilltop where Opal Zones 5, 6 and 7 occur. (para.2 page 5)

We would infer that better opal prospect locations can be expected around and near the small closed basins at elevations above 4800 feet (1463 m); also that cavity fillings may form in brecciated volcanics that have locally higher porosities and higher permeabilities for the deposition from silica-bearing warm or cool ground-waters. Breccia, if indeed it hosts opal, may be the result of solution collapse, slide shear zones, or tectonic faulting. Therefore better locations to prospect would be fracture intersections near small (collapse?) basins, and especially at elevations above approximately 4800 ft (1463 m). (para.6 page 8)


1996, June 7 (Yorke-Hardy)

The airphoto study and ground work conducted to date indicates that the area of potential economic interest related to "opal formation" extends considerably beyond the limits of the present detailed exploration and development. (para.6 page 2)

To date the economic potential of the Klinker Property has been based solely on projections related to the main area of opalization bounded by Precious Opal Zones I to 4. The surface extent of this main precious opal bearing area -280 metres by -90 metres; or some 25,000 square metres of surface area. (para.7 page 2)

However, the wedge of prospective Eocene rock described above has a surface extent measuring over 1,500 metres in length and averaging -300 metres in width; a total of some 490,000 square metres in surface area (see Areas A, B and F on Map 1, see Figure 3, this report). Of this larger area, very anomalous physical features and related fracture lineaments appear to encompass an area of some 225,000 square metres (see area A, Map 1, Figure 3, this report). Locally there are other common opal and agate occurrences within this area; which are in addition to the seven known "main opal occurrences". It is possible that still other opal occurrences remain to be found within this larger area. Based upon all available data, the area considered to be most highly prospective for opal is some nine to nineteen times larger than that presently being explored and developed by Okanagan Opal, Inc.... (para. 1 page 3)

Outside and to the west of the above discussed wedge of Eocene volcanic rocks there are other areas (see Areas C, D & E on Map 1, see Figure 3, this report) of Eocene rocks of similar composition and which exhibit similar fracture patterns to those discussed above. Locally these rock units again have "depressions" associated with them which are similar in appearance to those discussed above. Common opal is known to occur along fractures and in vesicles in portions of the Eocene aged rocks in Area E on Map I (see Figure 3, this report). Area C on Map I has five "depressions" similar in appearance to those discussed above. In particular Area C represents a second highly anomalous area covered by the airphoto study. (para.2 page 3)

The area encompassing all of these "anomalous zones" suggests an extensive surface area which is potentially prospective for opal. The entire area is up to 2.2 kilometres long and up to 0.7 kilometre wide, but averages -1500 metres by -600 metres; an area some 36 times larger than that presently being developed. Virtually all of this area lies within the Klinker/Ewer Property boundaries. (para.3 page 3)

This paragraph suggests the existence of an untested resource some 36 times larger than the "proven" " area. That is, with a potential maximum gross value of:

36 x $1265 million (Downing, 1996) = $4,554 million

Statements with implications such as this, based solely on airphoto interpretation and unchecked by ground testing, have no credibility as they imply that grades and recoverable values can be uniformly applied over wide areas merely by the fact that similar host rocks may be present.

To explore this entire area an exploration budget has been submitted to
Canadian Northern Lites Inc.. .. The proposed funding therein would be sufficient to conduct a comprehensive geological mapping, geophysical and physical mapping program over the entire prospective portion of the property; and would include some drilling to define depth potentials. In order to conduct this program during the 1996 season it is imperative that funding be advanced in early June 1996. Any significant delays beyond mid-June 1996 will likely result in the need to conduct this exploration program over two field seasons likely extending the work into fall of 1997. (para.4 page 4)

1996 (Simandl et al.)

The most significant findings of our fieldwork are the mineralogical guides to the potential distribution of precious opal at the property. Precious opal mineralization occurs within ash to lapilli tuff and adjacent lahar units and is surrounded by larger zones that contain agate and common opal. Opal mineralization does not occur in lahar that contains white zeolite fracture and vesicle fillings or matrix cement. There is no preferred structural control to opal mineralization. (para. I page 3 26)

1997, February 14 (Callaghan)

The extent of opal bearing material in the Bluebird zone was exposed to the northeast of a mapped major northeast trending strike slip fault structure within the main pit area. Precious opal concentrations appear to be structurally associated with intersecting 85 degree west dipping 005 degree trending faults and 340 degree trending fractures that dip 60 degrees to the northeast that appear possibly to be major solution channels for silica emplacement.. ..no obvious statistical differences of fracture orientations were found between those fractures filled with agate as opposed to opal fractures from stereographic plots of the field data obtained during the 1996 Bulk Sampling Programme. The main fracture set on the Klinker as determined from stereographic plots is sub vertical and strikes approximately N170 degrees. (para.3 page 2)

Opal appears to be stratabound and is found both above and below interbedded lenses of ash, lapilli tuff exposed in west dipping, sub-horizontal, undulating lahar units of which five lithologies were recognized during section and plan mapping of the Bluebird, Discovery and Caramel zones. As well as filling vesicles, the opal appears to form as an interstitial flooding where silica solutions are "ponded" around clasts within the lahars that act as possible damming fronts at or near, the intersection of sub-vertical major fault related structures and fracture sets that cut through the contact margins between the lahars and sediments. Significant fracture fillings of precious opal were extracted at the top of a prominent ash/lapilli tuff horizon, just below the bottom contact of common opal bearing lahars in the Discovery Zone. (para. I page 3)

Similarly, precious opal was also found to occur within lahars in contact with adjacent ash/lapilli sediments in both the Caramel and Bluebird excavated zones. At the Caramel Zone, two distinct lahar flows exist, one above and the other below fresher ash/lapilli tuff sediments. precious opal was located both above and below the ash/lapilli tuff sediments which suggests that additional precious opal could possibly form adjacent to deeper sequences of sediment lenses in those lahars which are matrix supported and clast supported flows. (para.2 page 3)

A systematic progression in the spatial distribution of silica minerals including a range of low temperature zeolites was developed from mapping surface exposures on the Klinker property with agate having the widest distribution and precious opal the least. Precious opal, rare in surface exposures, was found not to coexist with agate in fractures without common or jelly opal present. Also, opal and agate do not coexist with white zeolite
                                      25
infillings. These findings correlate with observations of the vertical emplacement of silica minerals in excavated areas at the Discovery, Bluebird and Caramel Zones. (para.3 page 3)

Those cavities that are more abundant along 340 degree structures. that are possible solution channels, are sealed by a zeolite coating that lines the margins of abundant void spaces above solution cavities that are infilled with both horizontally banded agate and white common opal or jelly and white common opal. Jelly and opaque opal with a variety of base colours appears to form below the white common opal level that acts as a marker horizon. Precious opal appears to be concentrated as fillings below the white common opal marker horizon which is void of zeolites. Zeolite fillings found more abundantly closer to the surface in the exposed surface in the exposed faces at the Discovery, Bluebird and Caramel zones may be related to intense surficial weathering processes. Variations in the distribution of silica minerals are most noticeable where white zeolite is hosted mostly in coarse red oxidized matrix supported lahars and is a significant observation for future exploration, as precious opal has not been found to coexist with white zeolite fracture and vesicle fillings. Red oxidized lahars host precious opal at the Redrock Zone and in exposures to the north of the main Bluebird Zone that are void of white zeolite infillings. (para.4 page 3)

Precious opal was found to form well into the footwall of a major sub-vertical 020 degree fault structure in the Discovery Zone. A 1.5 to 2 metre width on the footwall of a major northeast trending fault structure was excavated as a bulk sample after it was evident from the 1995 bulk sampling program that the precious opal bearing appeared to be open to the east. (para.5 page 3)

Of significance is the exposure of fresher rock in the floor of the excavated areas within the Discovery Zone. These possible mafic rich debris flows appear to overlay and drape over fine to coarse, sandy, dark green to blackish matrix and clast material, that underlies the sandy yellow matrix lahars. They appear less weathered and less altered, more massive, with less vesicular, more tightly packed clasts. Translucent blue-grey common opal occurs as fracture fillings in this lower unit which suggests opal formation may occur at depth below the main opal bearing lahars and sediments as previously noted. Analysis of samples taken from this lower horizon will help in determining if alteration, oxidation and weathering of the tuffaceous sediment lahar material is a result of syn-depositional, or post depositional weathering. The presence of both bleached and fresher clasts in the same lahar units that overlay this lower sequence suggests the possibility of a combination of both processes. (para. I page 4)

Note: A piece of fresh rock reported to be from this zone, containing precious opal displaying a red play of colour, was shown to me by Robert Yorke-Hardy in July 1997.

Deeper excavation work and future drilling will be required in order to provide information on the vertical extent of the precious opal bearing rocks in these major zones and would aid in trying to determine:
1 . if precious opal forms in other parts of successive sub-horizontal beds;

2.  the thickness of these beds overlying older brecciated andesites/basalts

3. the extent and volume of the opal bearing ash/tuffaceous sediments and lahars. (Para.2 page 4)

Callaghan (1997) recognizes that the Okanagan Opal Deposit is conforming to many of the mineralization constraints seen in the Australian opal deposits. Australian deposits can he considered as 2-dimensional surfaces, called "levels', associated with either a permeability harrier such as a shale-sandstone interface or a water table surface. Two factors are required for the precipitation of opal; a suitable physical environment (porous and permeable host rocks with a permeability harrier) and a suitable chemical environment (for the precipitation of ordered silica spheres). Therefore, only under extremely favourable circumstances are there more than one or two economic levels of opal mineralization. Factors suggesting that this will also he the case at the Okanagan Deposit are discussed by Callaghan (1995, 1997), hence great caution must he used in applying the 30 metre depth estimate to the resource evaluation:
1. The recognition of the relationship of opal mineralization to sedimentary stratification; "The greatest concentration of precious opal forms above the interbedded stratified tuffaceous sandstone within the lahars" at Discovery and "similar conditions for the structural control of precious opal are found at the Bluebird zone ". At Caramel, "the opal is hosted in similar lahars as at the Bluebird zone and overlie stratified tuffaceous sediments" (Callaghan, 1995).

2. The recognition that there is a stratification of the silica mineralization within the deposit which appears to relate to depth below the present surface (weathering horizon) rather than to position within individual lahar units. "White common opal tends to from above the main precious opal and acts as a marker horizon " (Callaghan, 1995). Precious opal appears to he concentrated as fillings below the white common opal marker horizon which is void of zeolites ". (Callaghan, 199 7).

3. The recognition that the weathering profile may he playing a role in the mineralization sequence. "Zeolite fillings found more abundantly closer to the surface in the exposed surface in the exposed faces at the Discovery, Bluebird and Caramel zones may he related to intense surficial weathering processes" (Callaghan, 199 7).

4. The recognition that the base of the weathering profile may have already been reached at a depth of 1.5 - 2 metres. Although translucent blue-grey common opal and precious opal was found at the very top of the un-weathered unit, there is still the question as to whether precious opal mineralization will extend a significant distance into the fresher, less porous rocks. "Of significance is the exposure of fresher rock in the floor of the excavated areas within the Discovery Zone. These possible mafic rich debris flows appear to overlay and drape over fine to coarse, sandy, dark green to blackish matrix and clast material, that underlies the sandy yellow matrix lahars. They appear less weathered and less altered, more massive, with less vesicular, more lightly packed clasts" (Callaghan, 199 7). Even if precious opal does extend into this unit, bulk sampling must be carried out to determine the grade.

5. The recognition of the need for drilling or deeper bulk sampling to confirm the 30 metre depth estimate. "Deeper excavation work and future drilling will be required in order to provide information on the vertical extent of the precious opal bearing rocks in these major zones and would aid in trying to determine; if precious opal forms in other parts of successive sub-horizontal beds; the thickness of these beds overlying older brecciated andesites/basalts and; the extent and volume of the opal bearing ash/tuffaceous sediments and lahars.



1997, January 16 (Yorke-Hardy)

Okanagan Opal Inc. (OOI) started the 1996 field season work on the Klinker/Ewer Property by washing down and "detailing" the site in preparation for a "Property Promotion" scheduled by Canadian Northern Lites Inc., the public company which has an option to purchase the Klinker/Ewer Property from
Okanagan Opal Inc.. .. Also during the early part of the 1996 field season,
001 sorted opal bearing material which had been excavated from the Bluebird Zone in late 1995, which produced several buckets of opal bearing material for further processing; and also, processed a volume of minus 1/2" material collected in 1995 which produced two drums of washed, mixed fines from material processed in 1995. (para.2 page 1)

After receiving the August option payment OOI commenced its planned bulk sampling program in the 1477 Open Cut portion of the Discovery Zone. In total some 150 to 175 tonnes of rock was selectively excavated from the Discovery Zone - 1477 Open Cut (see Maps #1 & #2). Any portion of this material noted to contain opal was sorted by hand, either at the face or at the sorting plant, over the remainder of the season. The manually selected, opal bearing portion of material that volume of rock contained was collected and transported to OOI's facilities in Vernon for further "processing" over the winter. In total some 2 to 3 tonnes of precious opal bearing material was collected - "workable material", some 2 to 2.5 tonnes of "other material" comprised of specimens and mixed opal/agate, plus 14, 45 gallon drums of washed mixed fines containing variable amounts of common and precious opal chips; was also brought down to OOI's Vernon facilities for further processing and evaluation. (para.4 page 1)

A preliminary look at these results suggests that 1996 bulk sampling yielded twice the volume of precious opal bearing material that was collected during the 1995 season -- and this from half the volume of rock!! It remains to be seen how much "commercial opal" is contained in this workable material and what product dollar value may be derived from the further processing of this workable material into finished gemstones and specimens. (para. 1 page 2)

The work to further sort and process the selected opal bearing material and other material into workable "rough opal" material and specimens has begun. To date one barrel of washed mixed fines (less than 1/2" material) has been dried cobbed to remove the larger pieces of opal and screened for further sorting to collect smaller opal chips. This process will continue and the opal and material collected from these drums will be weighed and evaluated to provide an opal value for each barrel. This process is expected to generate a volume of smaller solid precious opal chips for cutting small solid gemstones and for making doublets and/or triplets; plus "opal chips" for manufacture of "chip inlay jewellery". (para.2 page 2)

Also the volume of "other material" referenced above has been sorted and separated into various products: White opal and agate for tumbling, coloured opal specimens, common opal/mineral specimens: all for low end tourist sales, and "better grade" opal specimens which require further processing and individual grading prior to sale. (para.3 page 2)

Additionally, work was carried out in the Bluebird Zone and the Sunglass Area of the Discovery Zone where some 140 to 150 tonnes of material bearing some precious opal was broken out. This material has been left in the field unsorted and the commercial opal content is as yet unknown. It will be sorted in the early part of the 1997 field season which is expected to commence in June 1997. (para.6 page 2)

Work was also conducted in the area between the Discovery and Bluebird Zones in order to develop continuous outcrop connecting the two zones.. .. the work is expected to define additional areas containing commercial grade opal for future excavation. (para. I page 3)

Large piles of overburden and rock which were excavated during 1995 plus the waste rock excavated and overburden stripped in 1996 were hauled to newly developed dump sites at some distance from the active work areas. The rock dump is where the "fee digging" tourist field trip activity portion of the business will now be conducted. (para.2 page 3)

Figure 1. Map of OKANAGAN OPAL DEPOSIT  (KLINKER CLAIMS)
          Location of the Discovery, Bluebird and Caramel zones of the Okanagan Opal Deposit. The excavated areas in each zone are shown hatched. The approximate boundary of the 250 metre by 80 metre area encompassing the opal-bearing zones is shown. Cross section AB is displayed in Figure 2.

Figure 2. Map of OKANAGAN OPAL DEPOSIT  (KLINKER CLAIMS)
          Northeast - southwest cross section of the Okanagan Opal Deposit Showing the relationship of the southeasterly dipping lahars (maximum dip of 30 degrees) to the land surface. The geometry shows that the lahars are at least 30 metres thick over the zone containing the opal discoveries.

Figure 3. Map of OKANGQN OPAL DEPOSIT  (KLINKER CLAIMS)
          Areas of interest A, B, C, D, E and F defined by Yorke-Hardy (1996) Based on the airphoto study conducted by Mollard and Associates.
          The boundaries of the Ewer and Klinker claims are shown. The retangular hatched area, shown with Klinker 1 and 2 claims, encompasses the opal-bearing zones and is shown enlarged in Figure 1

Certified      AUTHOR                   DATE             TITLE

          Downing P.B.                  1992             Opal Identification and
                                                         Value. Majestic Press,
                                                         Tallahassee, Florida.
                                                         200 pp plus glossary.

          Downing P.B.                 1993, February    Okanagan Opal. Lapidary
                                                         Journal

yes       Yorke-Hardy R.W. and Downing 1993, October 11  Okanagan Opal, property and product development
                                                         project (Canada's first
                                                         precious opal deposit)

          Thorne S.                    1994, January 9   Fire in the Mountain. A
                                                         interesting rock
                                                         formation near Vernon
                                                         surrenders its
                                                         treasures: opals.
                                                         Okanagan Sunday January
                                                         9, 1994.

          Whitfield D.                 1994, August 21    Active opal mine in
                                                         north Okanagn. The
                                                         Morning Star, Sunday
                                                         August 21, 1994

          Downing P.B.                 1994, October     Now fire in British
                                                         Columbia A new
                                                         world-class opal find.
                                                         Rock and Gem p.44-46.

          Downing P.B.                 1994, October     Paul Downing's Opal
                                                         Market News vol.1 no.2
                                                         Majestic Press, Inc.

Yes       Yorke-Hardy R.W.             1996, February 20 Okanagan Opal Inc.
                                                         Klinker Property.
                                                         Technical report on the
                                                         property exploration
                                                         and development and
                                                         preliminary product and
                                                         property evaluation,
                                                         1994 programme

          Yorke-Hardy R.W. and Yorke-H 1995, March 31    "Okanagan Opal"
                                                         Business Plan, property
                                                         & product development
                                                         and marketing plan.
                                                         Five year plan (April
                                                         1, 1995 to December 31,
                                                         1999) - papered for
                                                         Okanagan Opal Inc)

Handschuh D.                 1996, July 6                Opal find has big
                                                         potential. Deposit said
                                                         to be one of biggest in
                                                         Canada. Vernon Daily
                                                         News, Wednesday July 5,
                                                         1996.

          Downing P.B.                                   Cutting Okanagan opal

          Downing P.B.                 1996, October     A worldwide opal
                                                         shortage? Buyers and
                                                         miners just can't get
                                                         enough. Rock and Gem
                                                         vol.25 no. 10.

          Downing P.B.                 1996, October 3   Evaluation of the
                                                         market potential of
                                                         Okanagan opal. A report
                                                         prepared for Barry
                                                         Florence, Dakota Mining
                                                         & Expliration Ltd

          Callaghan B.                 1996, October 4   Preliminary report on
                                                         results of 1996 mapping
                                                         program on the Klinker
                                                         Claims. Report prepared
                                                         for Okanagan Opal Ltd.

yes       Awram D.                     1998, April       The characteristics mid
                                                         formation of opals from
                                                         the Klinker deposit,
                                                         Vernon British
                                                         Columbia. Honours
                                                         Thesis, Department of
                                                         Geological Science

          Downing P.B.                 1996, April       Paul Downing's Opal
                                                         Market News, vol 3,
                                                         no.1, Majestic Pro",
                                                         Inc.

yes       Yorke-Hardy R.W.             1996, April 9     Okanagan Opal Inc.
                                                         Klinker Property.
                                                         Report on geological
                                                         mapping and bulk
                                                         sampling as part of the
                                                         1996 exploration and
                                                         development program

yes       Downing P.B.                 1996, April 24    The economic potential
                                                         of the Klinker and Ewer
                                                         opal claims. Prepared
                                                         for Canadian Northern
                                                         Lites.

yes       Penner L.A. and Mollard J.D. 1996, May         Airphoto study of the
                                                         Klinker Property and
                                                         surrounding area

          Yorke-Hardy R.W.             1996, June 7      Airphoto summary study,
                                                         Klinker Ewer property

          Ramburan D.                  1996, August      Canadian Northern Lites
                                                         promotional material

          Simandl G.J., Hancock K.D.,  1996              Klinker precious Opal
                                                         deposit, south central
                                                         British Columbia.
                                                         Geological Fieldwork
                                                         1997-1

          Callaghan B.                 1997. Jan 14      Preliminary report on
                                                         results of 1996
                                                         geological studies on
                                                         the Klinker claims.
                                                         Report prepared for
                                                         Okanogan Opal Inc.

yes       Yorke-Hardy R.W.             1997, Jan 16      Preliminary report on
                                                         1996 activities on the
                                                         Okanagan opal project.
                                                         Report prepared for
                                                         Okanagan Opal Inc. and
                                                         Canadian Northern Lites
                                                         Inc.

Yes       Yorke-Hardy A.K.             1997, February 28 Approximate Inventories
                                                         as of February 30,
                                                         1997.

Yes       Yorke-Hardy A.K.             1997, April 16    Approximate Inventories
                                                         so of March 30, 1997.

Yes       Yorke-Hardy A.K.             1997, May 16      Approximate Inventories
                                                         as of April 30, 1997.

          Yorke-Hardy R.W. and Downing P no date         Canadian Northern Lites
                                                         property and product
                                                         development project

                                  APPENDIX 1


Opal is a difficult stone to value and there are many factors which influence the market value. The main factors affecting value are:

    a. Type of Opal,
    b. Brightness of Fire,
    c. Base Color,
    d. Fire Color,
    e. Fire Pattern,
    f. Rarity,
    g. Cut,
    h. Consistency of Fire.

Note: Please refer to Opal Identification and Value by Paul B. Downing, Ph.D.; 1993 for full details as they are to extensive to summarize herein.

All of these factors must be considered in the determination of the value of finished opal stones that have been cut from material mined from the Klinker claims.

A basic system for evaluating the Okanagan Opal deposit has been established as part of the 1994 Klinker Project. It has been determined that the following steps must be taken in order to evaluate this deposit:

    1. Taking any sample block of rock, first measure the volume and calculate a weight for the material to be removed as a sample;
    2. Remove the sample volume of material and sort to collect all opal contained;
    3. Grade the opal bearing material into two classifications - cuttable and specimen;
    4. Sort all cuttable material into its proper type classification - ie. solid, boulder or composite (doublet or triplet) stones;
    5. Process all cuttable material into finished "gemstones";
    6. Grade and price the finished gemstones and determine the total value of finished stones;
    7. Sort and grade the specimens and determine a total value for all of the specimens;
    8. Add together the total price of the finished stones made from the cuttable material and the total price of the specimen material to determine gross value of the block of rock sampled;
    9. Delineate areas of equal "opal grade" by visual and physical \ inspection and sampling;
   10. Combine and average the value of the various sample blocks within each specific grade zone and determine a weighted average value-,

Having eventually sampled and evaluated numerous blocks of material an overall determination of grade or value of the exposed blocks of opal bearing material can be established.

The following Opal Description Tables (Table 1 & 2) show the great variety occurring just in the base color of the opal found at the Okanagan Opal site. These have been broken down into two groups; precious and common (non-precious).

Each of these groups contains commercial grade opal which can become part of the gross value of the sample and the deposit. Only after determining the value of the finished stones can the value of the rough be determined. Paul Downing has determined the retail market value of the first forty-eight (48) finished opal stones crafted from rough material sorted from rock excavated from the Company's opal deposit. These stones have been cut from Okanagan Opal rough extracted from the Klinker claims during the 1994 program or from late 1993 work. The value of these finished stones and others presently being cut will be used to provide a basis upon which the value of the Okanagan Opal deposit can be evaluated. The finished stones will also provide an inventory base for the retail portion of the business.

The following Opal Grading Chart has been developed in order to catalog finished (cut) stones and thereafter to tabulate the determined description and overall value of finished opal gemstones. The description and value of the above reference cut stones are shown on these charts (Charts 1 & 2).

Although processing of material mined during 1994 is still ongoing, it is estimated that the retail market value of the finished opal from the material mined will be in the order of $30,000 to $50,000; suggesting a gross value of $139 to $232 per tonne for the 215 tonnes of opal bearing material sampled. Considering that the material excavated during 1994 was not selected for its precious opal content it is believed that an average gross retail finished product value of $200 to $250 per tonne, or greater, can be expected once selective mining occurs.

Assuming 90,000 tonnes at a gross value of $200 per tonne a gross value of $18 million dollars is indicated. Conversely, assuming 180,000 tonnes at a gross value of $250 per tonne a gross value of $45 million is indicated.

                                 PRECIOUS OPAL

DESCRIPTION      OPAQUE               TRANSLUCENT          TRANSPARENT
BASE COLOR   CODE  1                       2                     3

BLACK        A   n/a                  n/a                  faces up black
                                                           with play of color

ORANGE       B   n/a                  n/a                  orange base color
                                                           with play of color

RED          C   n/a                  n/a                  n/a

AMBER        D   n/a                  amber                amber
                                      with play of color   with play of color

YELLOW       E   n/a                  yellow               yellow base color
                                      with play of color   with play of color

CLEAR        F   n/a                  semi-clear           clear I
                                      with play of color   with play of color

WHITE        G   white base color     semi-white           n/a
                 with play of color   with play of color

GREEN        H   n/a                  n/a                  n/a

SALMON/PINK  I   n/a                  n/a                  n/a

CARAMEL      J   caramel              caramel              n/a
                 with play of color   with play of color

BROWN        K   brown                brown                faces up brown
                 with play of color   with play of color   with play of color

BLUE         L   blue                 blue                 n/a
                 with play of color   with play of color

                                                                      TABLE 1

                        COMMON OPAL (no play of color)

DESCRIPTION      OPAQUE               TRANSLUCENT          TRANSPARENT
BASE COLOR   CODE  4                       5                     6

BLACK        A   black base color     black base color     faces up black

ORANGE       B   orange base color    orange base color    orange base color

RED          C   n/a                  red base color       red base color

AMBER        D   n/a                  amber                amber

YELLOW       E   n/a                  yellow base color    yellow base color

CLEAR        F   n/a                  semi-clear           clear

WHITE        G   white                semi-white           n/a

GREEN        H   green                n/a                  n/a

SALMON/PINK  I   salmon/pink          n/a                  n/a

CARAMEL      J   caramel              caramel              n/a

BROWN        K   brown                brown                n/a

BLUE         L   blue                 n/a                  n/a

                                                                      TABLE 2

                  PRECIOUS OPAL - GRADING CHART - cut stones

            OPAL TYPE                Base
SAMPLE SOLID  BOULDER OPAL           Color      DESCRIPTION OF
NUMBER OPAL   MATRIX  VEIN    % Opal Code       COLOR/PATTERN

# 1           doublet         80%    off white  Green multi-clr. - Broad Flash

# 2           doublet         20%    crystal    Green/Orange - Flash

# 3           doublet         25%    crystal    Green Flash

# 4           doublet         70%    white      Red multi-color - Flash

# 5           doublet         20%    white      Green/Red - Flash

# 6           doublet         15%    white      Red multi-color - Flash

# 7           doublet         15%    white      Green multi-color - Flash

# 8           doublet         20%    white      Green mult-clr.-Rolling Flash

# 9           doublet         50%    blue       Green/Blue - Flash

# 10          doublet         80%    semi-cryst Green/Orange - Flash

# 11          doublet         90%    semi-cryst Green/Blue - Rolling Flash

# 12          doublet         60%    semi-cryst Green/Blue - Rolling Flash

# 13          doublet         60%    crystal    Red/Green - Flash

# 14          doublet         60%    semi-cryst Red multi-clr. - Rolling Flash

# 15          doublet         30%    semi-cryst Green/Blue - Flash

# 16          double          90%    semi-cryst Green/Blue - Flash

# 17          doublet         30%    white      Red multi-clr. - Rolling Flash

# 18          doublet         90%    semi-cryst Green/Blue - Flash

# 19          triplet         100%   crystal    Blue/Green - Flash

# 20          doublet         80%    white      Green/Blue - Flash

# 21          triplet         100%   crystal    Green/Orange - Flash

# 22          doublet         40%    semi-cryst Green multi-color - Flash

# 23          doublet         80%    white      Red multi-clr. - Rolling Flash

# 24          doublet         30%    blue       Green - Flash
                                                             CHART 1 - PART 1

                  PRECIOUS OPAL - GRADING CHART - cut stones

                                Price
SAMPLE Brightess Weight   Size  Info RETAIL Other
NUMBER Code      (carets) mm.   (CDN $)     Comments

# 1    4.5                8x10  $40         pendant - directional

# 2    3                  8x10  $20         pendant or ring

# 3    2.5                10x12 $20         pendant

# 4    4                  13x18 $100        pendant

# 5    3.5                13x18 $40         pendant-earring(match w/ #17 or #6

# 6    3                  13x18 $25         pendant-earring(match w/ #17 or #5

# 7    4                  13x18 $30         pendant

# 8    3.5                13x18 $30         pendant

# 9    2.5                8x10  $40         pendant or ring

# 10   3.5                8x10  $60         pendant or ring

# 11   4                  8x10  $40         pendant

# 12   4.5                10x12 $95         pendant

# 13   2                  10x12 $20         ring

# 14   3                  10x12 $40         pendant

# 15    2                 10x12 $20         pendant or ring

# 16   4                  10x14 $155        pendant

# 17   3.5                13x18 $60         pendant/ring/earrings w/ #5 or #6

# 18   3.5                13x18 $245        pendant

# 19   4                  5 Rnd.$15         matching pair - earrings

# 20   4                  6x8   $40         pendant

# 21   2                  8x10  $20         pendant

# 22   4                  8 Rnd.$40         pendant

# 23   4.5                4x6   $40         pendant

# 24   3                  6x8   $25         ring - silver
                                                             CHART 1 - PART 2

                 PRECIOUS OPAL - GRADING CHART - cut stones

            OPAL TYPE                Base
SAMPLE SOLID  BOULDER OPAL           Color      DESCRIPTION OF


NUMBER OPAL   MATRIX  VEIN    % Opal Code       COLOR/PATTERN

# 25   yes                    100%   white      Red multi-color-Rolling flash

# 26   yes                    100%   white      Red multi-color - Flash

# 27   yes                    100%   white      Red multi-color - Flash

# 28   yes                    100%   white      Red multi-color - Flash

# 29   yes                    100%   white      Red multi-color - Flash

# 30   yes                    100%   orange     Red multi-color - Flash

# 31   yes                    100%   white      Red/Green - Flash

# 32   yes                    100%   white      Red multi-color - Flash

# 33   yes                    100%   orange     Green/Red - Flash

# 34   yes                    100%   white      Green - Flash

# 35   yes                    100%   off white  Red - Flash

# 36   yes                    100%   white      Red multi-color - Flash

# 37   yes                    100%   off white  Green - Rolling Flash

# 38                  doublet 100%   white      Red - Flash

# 39          yes             30%    semi-cryst Green/Blue - Broad Flash

# 40                  yes     60%    orange     Red multi-color - Flash

# 41          yes             30%    white      Red/Green - Broad Flash

# 42                  doublet 90%    orange     Red multi-color - Flash

# 43                  yes     30%    semi-cryst Red multi-color - Flash

# 44                  triplet 40%    semi-cryst Orange/Green - Flash

# 45                  triplet 50%    crystal    Green/Orange - Flash

# 46                  yes     80%    white      Green/Red - Flash

# 47                  yes     50%    semi-cyrst Green/Orange - Flash

# 48                  yes     60%    Orang/Whit Red multi-color - Flash
                                                             CHART 2 - PART 1

                  PRECIOUS OPAL - GRADING CHART - cut stones
                                Price
SAMPLE Brightess Weight   Size  Info RETAIL Other
NUMBER Code      (carets) mm.   (CDN $)     Comments

# 25   3         2.3      7x13  approx.    Pendant/Ring - custom set in gold
                          f/f   $320

# 26   3         0.8      6x8   $70        Ring - set in gold

# 27   3         1        6x8   $70        Ring - set in gold

# 28   3.5       0.6      5x7   $245       Ring - set in gold

# 29   3         0.35     5 Rnd.$25        Pendant/Ring - set in 4*6 gold

# 30   3         0.35     4x6   $40        pendant - set in gold

# 31   3         0.05     4x6   $50        Ring

# 32   3         0.55     4x6   $25        Ring/Pendant

# 33   3         0.3      4x6   $25        Pendant - silver

# 34   2         0.3      3x6   $20        Ring - marquis - silver

# 35   3         0.3      3x6   $30        Ring - marquis - silver

# 36   2         0.4      4x6   $20        Ring - silver

# 37   4         0.5      4x8   $60        Pendant - gold

# 38   3                  4x6   $30        Pendant - silver

# 39   5                  large $150       wire wrap

# 40   3.5                large $100       wire wrap

# 41   4                  large $75        wire wrap - directional

$ 42   3.5                large $75        wire wrap - directional

# 43   3.5                m-larg$75        wire wrap - horizonal - pin??

# 44   3.5                v-larg$125       wire wrap

# 45   4                  v-larg$100       wire wrap

# 46   2.5                v-larg$75        wire wrap

# 47   4                  large $200       custom set in gold

# 48   4                  v-larg$350       custom set in gold
                                                             CHART 2 - PART 2

                                  APPENDIX 2

                   A LOOK AT THE ECONOMIC POTENTIAL OF THE
                   KLINKER PROPERTY "OKANAGAN OPAL" PROJECT

Occurrences of "commercial grade" opal on the Klinker claims, as discovered to date, are found over an extensive area. Precious opal occurrences encompass an area having an average length of 820 ft., an indicated thickness of over 100 ft. and an inferred width of 270 ft.. This represents a total volume of about 1,800,000 tonnes of rock which could well contain many thousand kilograms of commercial grade opal. It is conservatively estimated that at least 5% of this volume of rock contains just 50 grams of commercial grade opal per ton. To date opal volumes encountered suggest that these are conservative projections of the overall opal content. To give an idea of the potential dollar value of this deposit a $5 per gram price, the lowest wholesale value for commercial grade opal, has been used below.

     If of the projected gross volume of 1,800,000 tons, say:
          - 5% is "ore grade" containing 50 gms. of commercial grade opal per ton at a value of $5 per gram;

     Then:

          - the deposit would contain 90,000 tons of "Opal ore" containing a total of 4.5 million grams of commercial grade opal,
          - at a value of $5 per gram for this commercial grade opal the deposits gross value would be $22.5 million dollars;
          - this equates to a gross value equivalence of $250.00 per ton.

     Assuming that it is decided not to sell the Opal in its "mine run" form but instead it this opal is worked to a finished state and sold at retail prices; then, the following calculations is needed to determine the potential value of the finished product:

     Yield Expectations After Processing:
     Using factors and parameters provided in Paul Downing's book "Opal Identification and Value", costs and yield can be estimated per ton of "opal ore".

     Using:

     50 gms. per ton - 2 gms.       = 48.00 grams gross yield per ton after
                                            backing out royalty allowance;
     48 gms. per ton - 28.8 gms.    = 19.20 grams yield after weight loss and
                                            cost of cutting (combined 60%)
                                            but before risk factor;
     19.2 gms. per ton - 4.2 gms.   = 15.0  grams. net yield of cut stones per
                                            ton or a low approx. 22% overall
                                            average yield after a risk factor
                                            of 45% is applied.




     Therefore
     A yield of 15 grams of cut stones is obtained per ton of ore mined.

     Value Expectations After Processing:

     Assuming yields determined above, then:

     15.0 grams @ 5 carats per gram = 75 carats per ton yield

     75 carats @ $5 per carat = $375.00 gross profit per ton before mining and sorting costs. (assuming a
                                        minimum opal value of $5/gm.).

     Then, after allowing for an average cost of $150 per ton to cover mining and sorting (the equivalent cost of a small tonnage, underground hardrock mining and milling operation) an estimated $225 per ton net profit would be available to provide a good return on investment.

     The projected 90,000 tons of "opal ore" should have a net profit value before taxes of $20,250,000 or more.

It is expected that gross annual sales of $450,000 are achievable within three years. This will be a sufficient cash flow to conduct business at a profitable level; and is the minimum level considered adequate to repay the initial capital costs of exploration and development by way of dividends or profit sharing.

It is expected, as has happened on the nearest similar opal field located in

Nevada, U.S.A., that pockets of opal will be encountered at the intersection point of fractures in the volcanics. At these intersection locations in Nevada larger masses of opal have occurred which have yielded precious opal valued at >$500,000 U.S.; all from a volume of rock as small as 10 cubic feet (ie. 2.5 ft. by 2.0 ft. by 2.0 ft.) or 0.28 cubic metres (9.88 cu. ft.) or -
1.0 ton of rock.

To date on the Klinker claims several larger masses (>100 grams) of opal have been encountered at the intersection of fractures and in voids and vesicules in the adjacent rock units. Some of these masses have contained commercial or better grade precious opal. To date these masses have been encountered near surface and the opal is cracked and fractured as a result of weathering effects; and, as a consequence have produced only small finished stones. One of these finished stones, weighing just 1.75 carats; was commercially appraised and has a replacement retail value of over $200 Cdn./carat. Other finished stones have been evaluated from $50 to $75 U.S./carat wholesale. Rough commercial grade opal from the Okanagan deposit has been evaluated at prices up to $50(U.S.)/gram wholesale. It is expected that the size of unfractured opal pieces will increase as mining excavations begin to reach depths below the frost and weathering limits.

In order to reach the initially targeted annual gross value in sales it will be necessary to produce some 500 tons of opal bearing material valued at a gross "mine run" wholesale value of $250.00 per ton. If mining activities are conducted on a 5 day per week basis over the five month period from June to October (100 days) it will be necessary to mine 5 tons of "ore" per day. This would require the excavation of some 55 tons of material per day assuming a 10: 1 waste to ore ratio. This would equate to excavating some 660 cubic feet of rock, a block measuring some 10 feet wide by 22 feet long by 3 feet deep; per day; which is a very small daily production volume.

Production Summary/Projections:

     1994 Production/Inventory It is calculated that, in addition to other exploration efforts; some 415 tons of rock was bulk sampled during the 1994 season. It is estimated that this volume included the mining of 30 to 50 tons of opal bearing rock. This has been sorted and rough graded in preparation for cutting. When combined with material on hand from 1993 sampling it is projected that current inventories of rough opal have a gross wholesale market value of $20,000 - the equalvent of some 4,000 grams of commercial grade opal having an average value of $5.00 per gram. This should produce finished opal product sales in the order of $100,000.00.

     Target Production for 1996/1997 By 1996/97 it is projected that mined volumes must equal 100 tons per day for some 100 days per year to remove a total of 10,000 tons per year. Of this material 5% or 500 tons is projected to be "opal bearing" and is projected to contain some 50 to 100 grams of commercial grade opal per ton; a total of some 25,000 to 50,000 grams of opal. At a base wholesale price of $5.00 per gram this material would have a minimum market value of $125,000.00. This should produce finished opal product sales in the order of $625,000.

     Target Production by the year 2000 By the year 2000 it is projected that annual gross retail sales of $1 :250,000.00 can be reached based on production of 1000 tons of "opal bearing" material At a ten to one waste to ore ratio this would require the excavation of a total of 20,000 tons of material per year. Mining for 100 days per year would require a total excavation/production rate of 200 tons per day of which 10 tons per day would contain an average of 50 grams of commercial grade opal per ton; having an average value of $5 per gram. A total volume of 240,000 cubic feet (20,000 tons) of combined waste and opal ore material would create an excavation some 8 feet deep, 300 feet long and 100 feet wide. Present surface areas of precious opal bearing rock suggest that some 10 feet of depth (thickness) per year would produce this volume. Present thickness is calculated to be 100 feet suggesting a minimum of ten years of operation at this production level.

     Note:
     Production to date and extrapolation of visible opal seen at surface suggests that opal production will be more in the range of 100 grams of opal per ton rather than the 50 grams used in the above calculations.

Photo 1. Okanagan Opal Inc. mining camp. Canvas over wood frame construction with shower, sink and hot water (June 1997).

Photo 2. Bluebird Pit looking towards 50 degree magnetic with material broken out from the pit awaiting processing (June 1977). Note the Bobcat Metro 7753 used for moving rocks. A small jack hammer attachment (not visible) is used for breaking up the larger boulders.

Photo 3. Bluebird Pit looking towards 100 degree at the east face which is approximately 2 metres high. A stratigraphic break between lahar units is clearly visible two-thirds of the way up the face separating a greyish brown unit below form a tan colored unit above. The clasts within the lahar appear to be in contact with one another.

Photo 4. Zeolite-lined gas tube taking advantage of the triangular space between the basalt clasts or fragments within the lahar exposed in the east face of the Bluebird Pit. The opening is 1 cm across.

Photo 5. Horizontally banded opaque white and colourless transparent agate (opal?) filling the bottom part of an open cavity in a lahar exposed in the east face of the Bluebird Pit. The open cavity is 6 cm across.

Photo 6. Vein of white common opal (1 cm wide) infilling a fracture in a basaltic clast within a lahar exposed in the east face of the Bluebird Pit.

Photo 7. Overall view of the east face of the Bluebird Pit (June 1977). A dipping contact between two flows is visible near the top of the face. Note, the rock is highly fractured, including fractures parallel to the bedding.

Photo 8. Red coloured basalt clast with elongated vesicles filled with soft green mineral and white agate.

Photo 9. Outcrop above the Bluebird Pit stripped of overburden and washed down. Boulders of vesicular basalt are visible in a red-brown matrix. Glacial striation are clearly visible striking 130 degrees indicating the age of the surface. The groove depressions have collected fine debris over the winter.

Photo 10.  Contact (striking 326 degrees) between two lahar units.  The west
(left) side is red-purple whilst the east side is tan coloured containing larger basalt clasts with less-elongate vesicles. This contact may be fault controlled as it is visible as depression along the contact and contains fine fault gouge in a greenish coloured matrix.

Photo 11. Geological contact between two lahar units exposed in the washed area between the Bluebird and Discovery zones. The northwest (left) side has tan coloured vesicular clasts in a yellow-brown groundmass whilst the southeast side has black (with some tan) clast in a red-purple matrix. The contact strikes 30 degrees magnetic.

Photo 12. Detail of contact from photo 11 showing a black basalt. Boulder, three-quarters of a metre across, impressed into the upper surface of the tan lahar. The boulder contains a vein of white common opal.

Photo 13. Detail of contact from photo 11 showing tan-coloured clasts caught up in the red lahar near its contact. This suggests that the red lahar (upper half of photo) postdates the tan lahar (lower half of photo).

Photo 14. Detail of the tan coloured lahar showing basalt boulders from different sources or weathering states. The coin in the upper left corner is next to a basalt clast containing a vein of white common opal.

Photo 15. Discovery East - Sunglass Zone (June 1997). Note the unweathered rock at the base of the bulk sample pit.

Photo 16. Discovery Zone (June 1997). Note distinct stratigraphic break between the two lahar units exposed in the open cut.

Photo 17. Detail of photo 16. M. Cox has his hand on the stratigraphic contact adjacent to a vertical fault which shows a thin bleached zone on either side of the contact.

Photo 18. Dark red-brown transparent common opal occurring as a fracture filling veinlet in the Discovery Zone (June 1997).

Photo 19. Discovery Zone - 1477 Open Cut being washed down in preparation for inspection tour by Canadian Northern Lites investors.

Photo 20. Sample of precious opal displaying a red and green play of colour from the Discovery Zone in September 1995.

Photo 21. Precious opal displaying a green play of colour in the wall of the 1477 open pit in the Discovery Zone in September 1995.

Photo 22. Precious opal displaying a green play of colour in the wall of the 1477 open pit in the Discovery Zone in September 1995.

Photo 23  Caramel Pit looking south (June 1997).

Photo 24. Caramel Pit looking toward the northeast. M. Cox has his hand near the contact between the lahar and an overlying fine sandstone. The sequence is seen to be dipping towards the southwest.

Photo 25. Screening plant with the settling pond in the foreground. Excavations in the Discovery Zone are visible in the upper right of the photograph.

Photo 26. Okanagan Opal Inc. screening plant processing material during summer 1996.

Photo 27. Canadian Northern Lites investors arriving by helicopter for a site inspection tour during the summer of 1996.

Photo 28. Michael Cox inspecting sorted material at the screening plant in June 1996.

Photo 29. Opal bearing material sorted at the plant and collected for transport to processing workshop in Vernon.

Photo 30. Opal bearing material sorted at the plant and collected for transport to processing workshop in Vernon.

Photo 31. Opal bearing material sorted at the plant and collected for transport to processing workshop in Vernon. Note opal filling vesicles in basalt.

Photo 32. Drum of washed undersize material ready for transport to Vernon. Tiny precious opal chips recovered from this material will be used in inlay jewellery.

Photo 33.  Tailings dump in which fee diggers are allowed to explore.

Photo 34.  View of tailings dump from above.